Exhibit 10.1

CONFIDENTIAL

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CAESARS GROWTH PARTNERS, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

October     , 2013

THE UNITS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER ANY FEDERAL OR STATE SECURITIES LAWS. SUCH UNITS ARE SUBJECT TO THOSE RESTRICTIONS ON TRANSFER CONTAINED HEREIN AND IMPOSED BY LAW. THE UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE UNITS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CAESARS GROWTH PARTNERS, LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Construction	1

ARTICLE 2
ORGANIZATION

2.1	Continuation of the Company	1
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purpose	2
2.5	Qualifications to do Business	2
2.6	Term	2
2.7	No State Law Partnership	3
2.8	Title to Company Assets	3
2.9	Unit Certificates	3

ARTICLE 3
MEMBERS; RESIGNATION; ADDITIONAL MEMBERS

3.1	Members	4
3.2	No Other Persons Deemed Members	4
3.3	No Resignation	4
3.4	Admission of Additional Members and Substituted Members and Creation of Additional Units	5
3.5	No Liability of Members	6

ARTICLE 4
REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGEMENTS; COVENANTS

4.1	Representations and Warranties of Members	6
4.2	Acknowledgements of the Members	8

ARTICLE 5
CAPITAL CONTRIBUTIONS; UNITS

5.1	Initial Capital Contributions; Units	8
5.2	Additional Capital Contributions	9
5.3	Return of Contributions	10
5.4	Advances by Members	10

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ARTICLE 6
CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS

6.1	Capital Accounts	11
6.2	Allocations	12
6.3	Regular Distributions	15
6.4	Tax Distributions	15
6.5	Rights to Distributions	16
6.6	Loans	16
6.7	Withholding	16
6.8	Prohibited Distributions	17

ARTICLE 7
DISPOSITION OF UNITS; REGISTRATION RIGHTS; CALL RIGHT

7.1	Restrictions on Transfers of Units	17
7.2	Right of First Offer	19
7.3	Allocations between Transferor and Transferee	20
7.4	Exchange Rights	20
7.5	Call Right	21
7.6	Specific Performance	25

ARTICLE 8
MANAGEMENT

8.1	Management by Managing Member	25
8.2	Action by Written Consent; Meetings called by Managing Member	28
8.3	Officers	28
8.4	No Participation of Members in Business and Affairs of Company	28
8.5	Business Opportunities	29
8.6	Right of First Offer on Dispositions	30
8.7	Removal of the Managing Member	31
8.8	Management Services	31
8.9	Other Activities	31

ARTICLE 9
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1	Limitation of Liability and Indemnification of the Members and Their Affiliates	32
9.2	Indemnification of the Management Covered Persons	33
9.3	Advancement of Expenses	34
9.4	Procedure for Indemnification	34
9.5	Contract Right; Non-Exclusivity; Survival	34
9.6	Priority	35
9.7	Insurance	35
9.8	Interpretation; Severability	36

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ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1	Maintenance of Books	36
10.2	Inspection of Books and Records	36
10.3	Accounts	36
10.4	Information	36

ARTICLE 11
TAXES

11.1	Tax Returns	38
11.2	Tax Partnership	38
11.3	Tax Elections	38
11.4	Tax Matters Member	39
11.5	Survival	40

ARTICLE 12
DISSOLUTION, WINDING UP AND TERMINATION

12.1	Dissolution	40
12.2	Distribution of Liquidation Proceeds	40
12.3	Liquidation Committee; Liquidation Structures	41
12.4	Liquidation Approval Right	43
12.5	Deficit Capital Accounts	43
12.6	Certificate of Cancellation	43
12.7	Return of Contribution Nonrecourse to Other Members	43

ARTICLE 13
GAMING MATTERS AND COMPLIANCE WITH LAWS

13.1	Definitions	43
13.2	Compliance with Gaming Laws	47
13.3	Ownership Restrictions	47
13.4	Finding of Unsuitability	47
13.5	Notices	48
13.6	Indemnification	48
13.7	Injunctive Relief	48
13.8	Non-Exclusivity of Rights	48
13.9	Further Actions	48
13.10	Authority of the Managing Member	49
13.11	Severability	49
13.12	Termination and Waivers	49
13.13	Legend	49
13.14	Required New Jersey Charter Provisions	49

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ARTICLE 14
LENDER REQUIREMENTS

14.1	Lender Suitability	50

ARTICLE 15
GENERAL PROVISIONS

15.1	Offset	50
15.2	Notices	51
15.3	Entire Agreement	51
15.4	Effect of Waiver or Consent	52
15.5	Amendment or Modification	52
15.6	Binding Effect	52
15.7	Governing Law; Severability	53
15.8	Further Assurances	54
15.9	Waiver of Certain Rights	54
15.10	Counterparts	54
15.11	Fees and Expenses	54

Exhibit A	Defined Terms

Exhibit B	Addendum Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Resale Registration Rights Agreement

Exhibit E	Notice of Exchange

Schedule I	Capital Contributions, Percentage Interests and Units of the Members

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CAESARS GROWTH PARTNERS, LLC

This Amended and Restated Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of Caesars Growth Partners, LLC, a Delaware limited liability company (the “Company”), is entered into as of October     , 2013 (the “Effective Date”), by and among the Persons executing this Agreement as Members (along with those Persons who later properly join to this Agreement, each a “Member”).

WHEREAS, the Company was formed as a limited liability company under the Act pursuant to the Certificate filed with the Delaware Secretary of State on July 16, 2013;

WHEREAS, Caesars Entertainment Corporation (“CEC”) and Caesars Acquisition Company (“CAC”) executed that certain Operating Agreement of the Company, dated as of July 18, 2013 and Amendment No. 1 thereto, dated as of October 2, 2013 (as so amended, the “Initial Agreement”);

WHEREAS, the Members desire to amend and restate the Initial Agreement in its entirety as set forth herein and do hereby adopt this Agreement as the limited liability company agreement of the Company.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Initial Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A-1.

1.2 Construction. Unless the context requires otherwise, certain terms and provisions of this Agreement shall be interpreted in accordance with the rules of construction set forth on Exhibit A-2.

ARTICLE 2

ORGANIZATION

2.1 Continuation of the Company. The Company was formed as a Delaware limited liability company on February 25, 2013 by the filing of the Certificate in the office of the Delaware Secretary of State pursuant to the Act. An “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate and the certificate of amendment to the Certificate with the Secretary of State of the State of Delaware, such filings being hereby ratified and approved in all respects. Upon the filing of the certificate of amendment to the Certificate with the Secretary of State of the State of Delaware, his powers as an “authorized person”

ceased. The Managing Member shall hereafter continue as the designated “authorized person” within the meaning of the Act. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. As of the Effective Date, upon the execution of a counterpart of this Agreement, the Managing Member and the other Members listed on Schedule I attached hereto are hereby admitted or hereby continue, as applicable, as members of the Company. Except as provided herein, the rights, duties and liabilities of each Member will be as provided in the Act.

2.2 Name. The name of the Company is “CAESARS GROWTH PARTNERS, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Managing Member may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate. The Company may have such other offices as the Managing Member may designate.

2.4 Purpose. The purpose of the Company is to (i) directly or indirectly acquire, invest in, own, hold, develop, improve, manage, operate, maintain, service, convey, dispose of, finance, refinance, participate in joint ventures related to, or otherwise deal with, publicly or privately and whether with unrelated third parties or with affiliated entities, any assets and/or securities contributed to the Company by any CEC Member, (ii) make investments, implement project development or other expansion/growth programs and the execution of other strategic value propositions and/or opportunities, including, without limitation, joint ventures, project financing and mutual development projects with or in conjunction with any CEC Member, and (iii) engage in any other lawful business activities that may be engaged in by a limited liability company formed under the Act that are related or incidental to and necessary, convenient or advisable for the foregoing purposes.

2.5 Qualifications to do Business. The Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any other U.S. state jurisdictions if that U.S. state jurisdiction requires such qualification. At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such U.S. state jurisdictions in which the Company may conduct business.

2.6 Term. The Company commenced upon the effectiveness of the Certificate and shall continue until dissolved and terminated in accordance with Article 12. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

2.7 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

2.9 Unit Certificates. Units in the Company may be evidenced by certificates in a form approved by the Managing Member but there shall be no requirement that the Company issue certificates to evidence the Units. Any certificates evidencing the Units will bear the following legend reflecting the restrictions on the transfer of such securities:

“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “33 Act”), and may not be transferred except pursuant to an effective registration under the 33 Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the 33 Act and the rules and regulations promulgated thereunder.

The securities evidenced hereby are subject to the terms of that certain Amended and Restated Limited Liability Company Agreement of Caesars Growth Partners, LLC, dated as of October     , 2013, as amended from time to time, by and among the members identified therein, including certain restrictions on transfer. A copy of such Amended and Restated Limited Liability Company Agreement has been filed in the books and records of the Company and is available upon request.”

Pursuant to NRS 463.585, the following text must appear on both sides of any certificate evidencing the security issued by a holding company or intermediary company which directly or indirectly owns or holds with power to vote any outstanding equity securities of a gaming licensee:

“THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, EXERCISE OF ANY OPTION TO PURCHASE OR OTHER DISPOSITION OF THESE SECURITIES IS INEFFECTIVE UNLESS APPROVED IN ADVANCE BY THE NEVADA GAMING COMMISSION (THE “COMMISSION”). IF AT ANY TIME THE COMMISSION FINDS THAT AN OWNER OF THESE SECURITIES IS UNSUITABLE TO CONTINUE TO HOLD AN INTEREST IN THIS COMPANY OR TO HAVE INVOLVEMENT IN GAMING IN THIS STATE, SUCH OWNER MUST DISPOSE OF SUCH SECURITIES AS PROVIDED BY THE GAMING LAWS OF THE STATE OF NEVADA AND THE REGULATIONS PROMULGATED THEREUNDER. SUCH GAMING LAWS AND REGULATIONS RESTRICT THE RIGHT UNDER CERTAIN

CIRCUMSTANCES OF THE OWNER (A) TO RECEIVE ANY DIVIDEND OR INTEREST UPON SUCH SECURITIES OR ANY DIVIDEND, PAYMENT OR DISTRIBUTION OF ANY KIND FROM THE COMPANY; (B) TO EXERCISE DIRECTLY OR THROUGH ANY PROXY, TRUSTEE OR NOMINEE ANY VOTING RIGHT CONFERRED BY SUCH SECURITIES OR INTEREST; OR (C) TO RECEIVE ANY REMUNERATION IN ANY FORM FROM THE COMPANY OR ANY OTHER ENTITY HOLDING A GAMING LICENSE OR FROM ANY HOLDING OR INTERMEDIARY COMPANY WITH RESPECT THERETO, FOR SERVICES RENDERED OR OTHERWISE.”

ARTICLE 3

MEMBERS; RESIGNATION; ADDITIONAL MEMBERS

3.1 Members. As of the Effective Date, the Managing Member and the other Members listed on Schedule I attached hereto are the sole Members of the Company. The names, addresses, Capital Contributions and number and class of Units of the Members are set forth on Schedule I attached hereto and incorporated herein. The Managing Member is hereby authorized to complete or amend Schedule I to reflect the admission of additional Members, the change of address of a Member, additional Capital Contributions, the issuance of additional Units, and other information called for by Schedule I, and to correct or amend Schedule I or cause such Schedule to be corrected or amended, all in accordance with the provisions of this Agreement. Such completion, correction or amendment may be made from time to time as and when the Managing Member considers it appropriate without the consent of any other Member. Such revised Schedule I will be maintained in the books and records of the Company.

3.2 No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including any Assignee or other assignee of rights with respect to Units or a Transferee of Units, whether voluntary, by operation of law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives). To the fullest extent permitted by Law, any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

3.3 No Resignation. Except as set forth in Section 7.4, a Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than as a result of a permitted Transfer of all of such Member’s Units in accordance with Article 7 and each of the Transferees of such Units (if the Transferee is not the Company or already a Member) being admitted as a substituted Member pursuant to Section 3.4 below (a “Substituted Member”). A Member will cease to be a Member only in the manner described in Section 3.4 and Article 8.

3.4 Admission of Additional Members and Substituted Members and Creation of Additional Units.

(a) Authority. Subject to the limitations set forth in this Article 3 and in Article 7 and subject to applicable Gaming Laws, the Company may, at the discretion of the Managing Member and subject to Section 8.1(e), admit additional Members (“Additional Members”) and Substituted Members to the Company; provided that such Additional Members or Substituted Members are not Adverse Persons or Prohibited Persons and would not otherwise cause a Regulatory Event, and subject to compliance with the provisions of Article 13.

(b) Conditions. No Additional Member or Substituted Member shall be admitted to the Company unless and until all applicable conditions of Article 3 and Article 7 are satisfied, as applicable. Without limiting the generality of the foregoing, no Transfer or issuance of Units otherwise permitted or required by this Agreement shall be effective, no Transferee shall be admitted to the Company as a Member with respect to any Units acquired by such Transferee in any Transfer and no purchaser of Units from the Company shall be admitted to the Company as a Member, in each case unless and until any such Transferee or purchaser who is not already a party to this Agreement shall execute and deliver to the Company an Addendum Agreement in the form attached as Exhibit B (an “Addendum Agreement”) and such other documents or instruments as may be required in the Managing Member’s discretion to effect the admission, and all Gaming Approvals have been obtained.

(c) Rights and Obligations of Additional Members and Substituted Members. A Transferee who has been admitted as a Substituted Member or a purchaser of Units from the Company who has been admitted as an Additional Member in accordance with this Agreement shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Units. Unless admitted as a Substituted Member or an Additional Member, no such Transferee (whether by a voluntary transfer, by operation of law or otherwise) or purchaser shall be admitted to the Company as, or have the rights of, a Member under this Agreement.

(d) Issuance of Additional Units. Subject to the receipt of any necessary Gaming Approvals and compliance with applicable Gaming Laws, the Company may, at the discretion of the Managing Member (and subject to Section 8.1(e)), (i) issue additional Class A Units or additional Class B Units with the consent of CEC; provided that such consent will not be unreasonably withheld if (A) the issuance is of Class A Units, (B) the aggregate offering price for such Class A Units is $100 million or less, and (C) the Disinterested CAC Directors reasonably believe, after taking into account the interests of CAC and CEC in their capacity as Members, that the issuance of such additional Units and anticipated use of proceeds from such issuance will ultimately result in proceeds to the Company in an amount which would not cause such issuance to be dilutive to CEC’s (or any CEC Members’) Units upon Liquidation; provided, further, that the foregoing proviso will not apply to, and will not otherwise limit, CEC’s right to withhold its consent to the issuance of any Units, the aggregate offering price of which exceeds $100 million; provided, further, that if CEC disagrees with any determination of the Disinterested CAC Directors as set forth in clause (i)(C) above, the matter shall be decided by arbitration in the same manner as set forth in Section 8.5(g), or (ii) issue additional Class A Units or additional Class B Units as contemplated by the Transaction Agreement. If any additional CAC Shares are issued by the Managing Member and the proceeds of such issuance are used by the Managing Member to acquire additional Units of the Company, such additional Units shall have substantially the same rights and obligations as such CAC Shares. For the purposes of this Section 3.4(d), all Class A Common Shares shall correspond to Class A Units and all Class B Common Shares shall correspond to Class B Units.

(e) Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of an Additional Member or Substituted Member, the Company shall amend Schedule I, as applicable, to reflect the name and address of, and number and class of Units held by, such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name, address, and interest of the predecessor of such Substituted Member. Any Member who shall Transfer all of such Member’s Units in one or more Transfers permitted pursuant to this Agreement shall cease to be a Member as of the last date on which all Transferees are admitted as Substituted Members.

3.5 No Liability of Members. Except as otherwise required under the Act, the debts, liabilities, contracts, and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts, and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act; provided, however, that each Member shall be responsible for any Capital Contributions in accordance with Article 5 (subject to the terms and conditions contained therein). However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGEMENTS; COVENANTS

4.1 Representations and Warranties of Members. Each Member severally, but not jointly, represents and warrants as of the Effective Date or any subsequent date on which such Member is admitted to the Company, and as of the receipt of any additional Units, to the Company and the other Members that:

(a) Authority. Each such Member that is an entity is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and the execution, delivery, and performance by such Member of this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other appropriate action, as applicable.

(b) Binding Obligations. This Agreement has been duly and validly executed and delivered by such Member and constitutes the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(c) No Conflict. The execution, delivery, and performance by such Member of this Agreement (and the performance of the reasonably foreseeable activities of the Company) will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member, (iii) restrict the Company from pursuing the purposes of the Company set forth in Section 2.4, or (iv) to the extent applicable, conflict with, or result in a breach or default under, any term or condition of its organizational documents.

(d) Purchase Entirely For Own Account. The Units to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units.

(e) No Registration. Such Member understands that the Units, at the time of issuance, will not be registered under the Securities Act on the ground that the issuance of Units hereunder is exempt from registration under the Securities Act.

(f) Investment Experience. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Units and of making an informed investment decision and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (ii) the acquisition of Units hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Units, and accordingly, it may not be possible for such Member to liquidate such Member’s investment.

(g) Accredited Investor. Such Member is an Accredited Investor.

(h) Qualified Purchaser. Such Member (other than the Managing Member) is a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended from time to time (the “Investment Company Act”) and the rules, regulations, orders and interpretations thereof issued by the SEC).

(i) Formed for a Specific Purpose. Such Member (other than the Managing Member) was not formed, reformed or recapitalized for the specific purpose of investing in the Company or to permit the Company to avoid classification as an investment company under the Investment Company Act and such Member is not required, and will not be required, to register as an “investment company” under the Investment Company Act.

(j) Restricted Securities. Such Member understands that the Units may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Units or an available exemption from registration under the Securities Act, the Units must be held indefinitely. In particular, such Member is aware that the Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.

(k) Non-Reliance. No promise, agreement, statement or representation that is not expressly set forth in this Agreement or in any other agreement between the Members or their respective Affiliates has been made to it by any other Member or any other Member’s Affiliates, counsel, agent, or any other interested Person with respect to the terms set forth in this Agreement, and such Member is not relying upon any such promise, agreement, statement, or representation of any other Member or any other Member’s Affiliates, counsel, agent, or any other interested Person. Such Member is relying upon its own judgment and due diligence and has been represented by legal counsel in this matter.

4.2 Acknowledgements of the Members. Each Member acknowledges and agrees that the Company will not register as an “investment company” under the Investment Company Act.

ARTICLE 5

CAPITAL CONTRIBUTIONS; UNITS

5.1 Initial Capital Contributions; Units.

(a) Initial Capital Contributions. On or prior to the Effective Date, the Members have made Capital Contributions to the Company in the amount set forth on Schedule I hereto; provided, however, that for the avoidance of doubt, the value of such initial Capital Contributions shall be determined solely in accordance with their ascribed value on Schedule I, without regard to anything to the contrary in the definitions of Capital Contributions or Gross Asset Value; provided, further, that such Schedule I shall reflect a Capital Contribution for Harrah’s BC, Inc. in an amount that includes the CEOC Notes Restoration Amount even if, for administrative convenience, Harrah’s BC, Inc. withholds the CEOC Notes Restoration Amount from its Capital Contribution pursuant to Section 5.4 of the Transaction Agreement. The Members will not be required to make any additional Capital Contributions in respect of such Units.

(b) Units Generally. Each Member’s limited liability company interests in the Company shall be represented by Units issued by the Company to such Member. The two initial classes of Units are Class A Units and/or Class B Units in the amounts set forth on Schedule I.

(c) Adjustments. Following the Effective Date, the Managing Member may from time to time make adjustments to the amount of Capital Contributions made by any Member and the number of Units issued to any such Member in good faith pursuant to and in accordance with the terms and provisions of the Transaction Agreement and shall cause Schedule I to be amended accordingly.

(d) Class A Units. Subject to Section 3.4(d), until such time, if any, as the Call Right has been exercised with respect to all of the outstanding Class A Units in accordance with Section 7.5, Class A Units may only be issued to the Managing Member or its designees. Except as specifically provided in this Agreement, the holders of Class A Units shall have sole and complete authority to vote in respect of any matters to be taken up by the Members of the Company, whether under this Agreement, applicable Law or otherwise, including, without limitation, the sole right to designate the Managing Member. The Company shall at all times have issued to the Managing Member a number of Class A Units equal to the aggregate number of Class A Common Shares then outstanding.

(e) Class B Units. Subject to Section 3.4(d), Class B Units may be issued to CEC Members, the Managing Member or such other Members as determined by the Managing Member, subject to Section 8.1(e), from time to time. To the fullest extent permitted by Law, and except as specifically provided in this Agreement, the holders of Class B Units shall have no right to vote in respect of any matters to be taken up by the Members of the Company. The Managing Member agrees that at all times it shall cause an amount of Class B Common Shares to be authorized but unissued equal to at least the aggregate number of then issued and outstanding Class B Units held by Members other than CAC.

5.2 Additional Capital Contributions.

(a) General. Subject to Section 3.4(d), the Managing Member may from time to time request that the Members make additional Capital Contributions (“Additional Capital Contributions”) to the Company on such terms and conditions as determined by the Managing Member in its discretion in order to further the Company’s objectives and purposes set forth in Section 2.4. No Member shall have the obligation to make any Additional Capital Contribution under this Agreement.

(b) Additional Capital Contributions in Cash. If the Managing Member requests that any Additional Capital Contributions be made in cash, the Managing Member shall offer each Member the opportunity to make such Additional Capital Contributions pro rata in accordance with its Company Percentage Interest. If any Member declines the opportunity to make such Additional Capital Contributions, the Members that elected to make such Additional Capital Contributions shall have the right to contribute their pro rata share (based on the relative ratio of such Member’s aggregate number of Units to the aggregate number of Units of all Members electing to make such Additional Capital Contributions) of the unsubscribed portion of such Additional Capital Contributions up to the entire amount of the requested Additional Capital Contributions. If after making such offer to the existing Members, one or more Members have not elected to make the entire amount of Additional Capital Contributions requested by the Managing Member, the Managing Member may, subject to Section 3.4, admit an Additional Member to make such portion of the Additional Capital Contributions. Subject to Section 3.4(d), in connection with any such Additional Capital Contributions in cash by the existing Members, such Members will be issued additional Units at the Fair Market Value of such Units as of the date of such Additional Capital Contributions on terms and conditions determined by the

Managing Member in its discretion. To the extent any Additional Capital Contributions in cash are made by any Additional Member, such Additional Member will be issued Units on terms and conditions determined by the Managing Member in its discretion; provided that such Units issued to an Additional Member that is not a CEC Member shall be subject to the Call Right (in the case of Class A Units) or similar call rights at the fair market value of such Units (in the case of any Units other than Class A Units) payable in cash or CEC Stock and on other terms and conditions as mutually agreed by the Managing Member and CEC.

(c) Additional Capital Contributions in Property or other Assets. If the Managing Member requests that any Additional Capital Contributions be made in the form of property or other assets, the Managing Member shall have the discretion to offer such opportunity to any Member or any Additional Member. Subject to Section 3.4, in connection with any such Additional Capital Contributions in the form of property or other assets by the existing Members, such Members will be issued additional Units at the Fair Market Value of such Units as of the date of such Additional Capital Contributions on terms and conditions determined by the Managing Member in its discretion. To the extent any Additional Capital Contributions in the form of property or other assets are made by any Additional Member, (i) such Additional Member will be issued Units on terms and conditions determined by the Managing Member in its discretion; provided that such Units issued to an Additional Member that is not a CEC Member shall be subject to the Call Right (in the case of Class A Units) or similar call rights at the fair market value of such Units (in the case of any Units other than Class A Units) payable in cash or CEC Stock and on other terms and conditions as mutually agreed by the Managing Member and CEC, and (ii) CEC shall be offered the opportunity to make Additional Capital Contributions in cash in an amount sufficient to maintain CEC’s Company Percentage Interest as it existed immediately prior to the making of such Additional Capital Contributions in the form of property or other assets by any Additional Member.

5.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.4 Advances by Members. In the event the Company requires additional funds, with the approval of the Managing Member and subject to the terms and conditions determined by the Managing Member, any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances (a) will constitute a loan from such Member to the Company, (b) will bear interest and be subject to such other terms and conditions as agreed between such Member and the Company, and (c) unless otherwise determined by the Managing Member, will not be deemed to be a Capital Contribution by such Member to the Company.

ARTICLE 6

CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS

6.1 Capital Accounts.

(a) General. The Managing Member shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and number of Units of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including a Capital Account for each Member and, with respect to any Member that holds both Class A Units and Class B Units, sub-accounts of such Capital Account with respect to (i) the Class A Units and (ii) the Class B Units. The Capital Accounts shall be maintained for each Member in accordance with Regulations §§ 1.704-1(b) and 1.704-2, and any debits or credits made to the Capital Account of a Member for whom sub-accounts are required to be maintained shall also be reflected, as appropriate, in one of such Member’s sub-accounts.

(b) Adjustments to Capital Accounts. The Capital Account of each Member shall be increased by: (i) the amount of any Capital Contributions by the Member to the Company; (ii) the amount of Net Profit allocated to the Member and any items in the nature of income or gain that are specially allocated to such Member hereunder; and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member by the Company; and shall be decreased by: (x) the amount of any cash and the Gross Asset Value of any Company property (other than cash) distributed to the Member by the Company (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement; (y) the amount of Net Loss allocated to the Member and any other items in the nature of expenses or losses that are specially allocated to such Member hereunder; and (z) the amount of such Member’s liabilities assumed by the Company or which are secured by any property contributed to the Company by such Member except, to prevent double counting, to the extent taken into account in determining the amount of such Member’s Capital Contribution. The payments of any CEOC Notes Restoration Amount and any Withheld Amount pursuant to the Transaction Agreement shall be treated as “guaranteed payments” by the Company to CEC (or its Subsidiary or Subsidiaries, as applicable) in accordance with Section 707(c) of the Code. The deductions relating to such payments shall be specially allocated to CAC for all purposes, and consistent with such allocation, CAC’s Capital Account shall be reduced by the amounts of such payments. In addition, the deductions relating to any payments treated as guaranteed payments pursuant to Section 12.2(d) shall be specially allocated, pro rata in accordance with their relative Company Percentage Interests, to those Members not receiving such payments, and consistent with such allocations, their respective Capital Accounts will be reduced by such deductions.

(c) Liabilities. In determining the amount of any liability for purposes of subparagraph (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(d) Regulations § 1.704-1(b)(2)(iv). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations §§ 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto are computed in order to comply with such Regulations, the Managing Member may make such modification. The Managing Member shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations § 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations §§ 1.704-1(b) and 1.704-2.

6.2 Allocations.

(a) Allocation of Net Profit and Net Loss. Except as otherwise provided in this Agreement (including pursuant to the last two sentences of Section 6.1(b)), Net Profit or Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) shall be allocated among the Members pro rata in accordance with their relative Company Percentage Interests; provided, however, that in the case of Net Profit or Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) resulting from a Liquidation or Partial Liquidation, such Net Profit or Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.2(b), the Capital Account (or sub-accounts as applicable) of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members pursuant to Section 12.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 12.2 (Amounts and Priority of Distributions) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of this Section 6.2, the following special allocations shall be made in the following order of priority:

(i) Minimum Gain Chargeback. Except as provided in Regulations § 1.704-2(f), if there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i). This Section 6.2(b)(i) is intended to comply with the minimum gain chargeback requirement of Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as provided in Regulations § 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain attributable to a

Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 6.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Adjusted Capital Account of such Member as quickly as possible; provided that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.2 have been tentatively made as if this Section 6.2(b)(iii) were not in this Agreement. It is intended that this Section 6.2(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Regulations § 1.704-1(b)(2)(ii)(d).

(iv) Stop Loss. If an allocation of Net Loss to a Member as provided in Section 6.2(a) would create or increase a deficit balance in the Member’s Adjusted Capital Account, there shall be allocated to such Member only that amount of Net Loss as will not create or increase a deficit balance in such Adjusted Capital Account. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with Section 6.2(a), subject to the limitations of this Section 6.2(b)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with Section 6.2(a) in the event that the Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that the Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in the same proportion as the Net Profit or Net Loss for such taxable year is allocated.

(vii) Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations § 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations set forth in this Section 6.2(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.2(b)(viii). Therefore, notwithstanding any provision of this Section 6.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(c) Tax Allocations.

(i) Except as provided in Section 6.2(c)(ii) hereof, for income tax purposes under the Code and Regulations, each Company item of income, gain, loss, deduction and credit shall be allocated between the Members as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Section 6.2.

(ii) Tax items with respect to Company property that is contributed to the Company with a Gross Asset Value that differs from its basis for federal or other income tax purposes in the hands of the contributing Member immediately prior to the contribution shall be allocated, solely for purposes of the relevant tax, between the Members pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the “Traditional Method” as set forth in Treasury Regulation Section 1.704-3(b) or any other method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member and agreed to by a majority of the Class B Units. If the Gross Asset Value of any Company property is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company property for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member. Allocations pursuant to this Section 6.2(c)(ii) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(d) Other Tax Provisions.

(i) Change in Member’s Units. For any taxable year or other period during which any part of an interest in the Company is transferred between Members or to another Person, the portion of the Net Profit, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an interest in the Company shall be apportioned between the Transferor and the Transferee under any method allowed pursuant to Section 706 of the Code, as determined by the Managing Member.

(ii) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 6.2, the Managing Member is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocations shall give rise to any claim or case of action by any Member.

(iii) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations § 1.752-3(a)(3), each Member’s interest in Net Profit shall be determined consistent with the manner in which allocations would be made pursuant to Section 6.2(a)(i).

(iv) The Members acknowledge and are aware of the income tax consequences of the allocations made by this Section 6.2 and hereby agree to be bound by the provisions of this Section 6.2 in reporting their shares of Net Profit, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

(v) All matters concerning the allocations and other determinations provided for in this Section 6.2 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Managing Member in a manner consistent with the terms and intent of this Agreement.

6.3 Regular Distributions. Any distribution (other than Tax Distributions pursuant to Section 6.4, distributions upon a Liquidation Event or a Partial Liquidation pursuant to Section 12.2, or distributions, disbursements, reimbursements or other payments in respect of fees and expenses of the Company or the Managing Member) shall be distributed at such times and intervals as the Managing Member shall determine, after the setting aside by the Managing Member, in its discretion, of appropriate reserves for anticipated obligations and commitments of the Company and the Managing Member, the payment of fees and expenses as set forth in Section 15.11 and any Tax Distributions. Each such distribution made by the Company shall be made 100% to all of the Members (pro rata in accordance with their respective Company Percentage Interest).

6.4 Tax Distributions.

(a) Other than in connection with a Liquidation Event, or a Partial Liquidation in which more than half of the proceeds are distributed to the Members pursuant to Section 12.2, prior to making distributions pursuant to Section 6.3, the Company shall first make distributions in cash to the extent sufficient funds are available therefor (“Tax Distributions”) to the Members on a quarterly basis (with payments to be made within thirty (30) days after the close of each applicable quarter). Subject to Section 6.4(b), the amount of quarterly Tax Distributions made to each Member shall be equal to the product of (i) the estimated or actual cumulative amount of net taxable income and/or gain allocable to such Member for the taxable period (net of tax losses from prior taxable periods that have not been previously utilized and without taking into account Section 6.2(c)(ii) hereof or Section 704(c) of the Code) and (ii) an assumed effective tax rate equal to the highest effective individual or corporate marginal tax rate applicable to any Member (or a direct or indirect owner of any Member that is a pass-through entity for U.S. federal income tax purposes) with respect to a given type of income, as determined by the Managing Member, and taking into account the deductibility of state and local income taxes for federal income tax purposes, which assumed rate shall be used to determine the amount of Tax Distributions for all Members with respect to a given quarter and type of income (the “Effective Tax Rate”). In the event the amount of taxable income previously allocated to any Member hereunder is increased or decreased for any taxable period by any taxing authority pursuant to an audit, dispute or similar proceeding, then (x) in the case of an increase in the taxable income allocated to such Member, the Company shall make an additional Tax Distribution to such Member equal to the product of (A) the amount of such increase and (B) the Effective Tax Rate for the relevant taxable period and (y) in the case of a decrease in the taxable income allocated to such Member, the Tax Distributions to such Member for subsequent taxable periods will be reduced (without duplication) by an amount equal to the excess of (1) Tax Distributions that such Member originally received for the relevant taxable periods minus (2) Tax Distributions that such Member would have received for the relevant taxable periods if such Tax Distributions had been originally calculated using the adjusted taxable income amount.

(b) The amount of Tax Distributions made in any quarter will be reduced to take into account any Tax Distributions previously made with respect to such taxable year pursuant to Section 6.4(a). If the total amount of Tax Distributions paid to any Member for a taxable year exceeds the Effective Tax Rate multiplied by the actual net taxable income (net of tax losses from prior taxable periods that have not been previously utilized and without taking into account Section 6.2(c)(ii) hereof or Section 704(c) of the Code) of the Company allocated to such Member for such taxable year, the Tax Distributions to such Member for subsequent taxable periods will be reduced (without duplication) by the amount of such overpayment.

6.5 Rights to Distributions. Except as otherwise provided in this Agreement: (i) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, (ii) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (iii) the Company shall not redeem or repurchase the Unit of any Member.

6.6 Loans. Unless otherwise determined by the Managing Member, no loans made by any Member to the Company pursuant to Section 5.4 shall have any effect on such Member’s Capital Account, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

6.7 Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any Law and shall remit amounts withheld to, and file required forms with, applicable taxing authorities. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 6.7 shall be treated as having been distributed to such Member, and if such amount exceeds the distribution then payable to such Member, the excess shall be treated as an advance against the next distributions that would otherwise be made to such Member, and such excess shall be satisfied by offset from such next distributions. In the event of any claimed over-withholding, Members shall be limited to a refund claim or other action against the applicable taxing authority. If an amount required to be withheld was not withheld from an actual distribution, the Company shall reduce the next subsequent distribution(s) to the applicable Member by the amount of such required withholding and any penalties or interest thereon. Each Member will furnish the Managing Member with such information as may reasonably be requested by the Managing Member from time to time to determine whether withholding is required, and each Member will promptly notify the Managing Member if such Member determines at any time that it is subject to withholding.

6.8 Prohibited Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable Law.

ARTICLE 7

DISPOSITION OF UNITS; REGISTRATION RIGHTS; CALL RIGHT

7.1 Restrictions on Transfers of Units.

(a) Prior to the fifth anniversary of the Effective Date, no Member shall Transfer any of its Units except for any Transfer (i) made with the prior written consent of the Managing Member, and (x) in the case of any Transfer of Units by CAC, the prior written consent of CEC, and (y) in the case of any Transfer of Units by any CEC Member, the prior written consent of CAC, (ii) made to any of the transferring Member’s Permitted Transferees, or (iii) made in accordance with Section 7.5; provided that, in each case, such Transfer and such prospective Transferee complies with, and is subject to the terms, conditions and limitations of, Section 3.4, clauses (b)-(g) below and Article 13. From and after the fifth anniversary of the Effective Date, subject to Section 3.4, and clauses (b)-(g) below, any Member (other than the Managing Member so long as it is the Managing Member) may Transfer its Units to any Person without the consent of any other Member; provided that any such Transferee is not a Competitor to CEC and such Transfer and such Transferee complies with Article 13. Without limiting the foregoing, any proposed Transfer of Units by any CEC Member shall be subject to Section 7.2 below.

(b) Transfers of Units otherwise permitted or required by this Agreement may only be made in compliance with federal and state securities laws, including the Securities Act and the rules and regulations thereunder, applicable Gaming Laws and the Act and no Transfers of Units shall be made to any Person (other than the Managing Member) that is not a “qualified purchaser” under the Investment Company Act, or who is an Unsuitable Person or an Affiliate of an Unsuitable Person.

(c) Unless otherwise waived by the Managing Member, for so long as the Company is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Units by any Member be made if (i) such Transfer would cause a termination of the partnership for federal or state, if applicable, income tax purposes, (ii) such Transfer would result in the Company at any time during its taxable year having more than 100 partners within the meaning of Regulations § 1.7704-1(h)(1)(ii) (taking into account Regulations § 1.7704-1(h)(3)) unless the Company would satisfy the lack of actual trading safe-harbor set forth in Regulations § 1.7704-1(j) for all subsequent tax years, (iii) such Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder, or otherwise cause the Company to cease being classified as a partnership for federal or state income tax purposes, or (iv) such Transfer does not comply with Article 13.

(d) Notwithstanding anything to the contrary in this Agreement, a Member may not Transfer all or any portion of any of such Member’s Units without the written consent of the Managing Member, if such Transfer (i) would be to any Person that, as of the date of such Transfer, does not have documentary evidence reasonably supporting its ability to assume and promptly perform all of the obligations of the Transferor under this Agreement, (ii) would be to any Person, that, as of the date of such Transfer, cannot provide documentary evidence reasonably indicating such Person is not an Adverse Person or a Prohibited Person, or (iii) would be to any Person, that, as of the date of such Transfer, would cause any Regulatory Event.

(e) All Transfers of Units shall require that a written notice of such Transfer (including the number of Units to be Transferred) signed by the Transferor and Transferee be provided to the Managing Member at least ten (10) Business Days before such Transfer is given effect.

(f) Transfers of Units may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Units that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.

(g) Notwithstanding anything to the contrary in this Article 7, the Managing Member shall not have the right to resign as the managing member of the Company except in connection with a Transfer of all of the Managing Member’s Class A Units. If the Managing Member transfers all of the Managing Member’s Class A Units of the Company in accordance with the terms hereof, its Transferee shall be automatically admitted to the Company, without any future action required by any party hereto, as the Managing Member upon its agreement to be bound by this Agreement, the Registration Rights Agreement and the Management Services Agreement.

(h) Notwithstanding anything to the contrary set forth in this Agreement, any Transfer to a Permitted Transferee shall be deemed to be null and void at such time that the Permitted Transferee of any Transferor to which Units are Transferred ceases to be a Permitted Transferee of such Transferor and such Person shall cease to be a Member and shall be deemed to be an Assignee for all purposes of this Agreement, unless (i) such Transfer is otherwise permitted pursuant to another provision of this Agreement, or (ii) such Units are Transferred in accordance with this Agreement to a Person that is a Permitted Transferee of the original Transferor. Any such Assignee shall only receive the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member that transferred its Interest would be entitled, and such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Interest, remaining with the transferring Member.

7.2 Right of First Offer.

(a) In addition to, and subject to, the restrictions contained in Sections 3.4 and 7.1, except as set forth in Sections 7.4 and 7.5, if at any time any Member intends to Transfer (the “Transferring Member”) all or a portion of its Units (“Offered Units”) to any Person (other than (x) any of its Permitted Transferees, or (y) any Person in connection with a CAC Exchange pursuant to Section 7.4 or an exercise of the Call Right pursuant to Section 7.5), such Member shall, prior to effecting such Transfer, deliver written notice (a “Sale Notice”) to each other Member (the “Non-Transferring Members”).

(b) Within 60 days following the receipt of the Sale Notice by the Non-Transferring Members (such period, the “Offer Period”), such Non-Transferring Members shall have a right to make a first offer (“Non-Transferring Member Offer”) to purchase any or all of the Offered Units. Any such Non-Transferring Member Offer shall be delivered in writing by such Non-Transferring Members and shall contain the price and material terms on which such Non-Transferring Members propose to purchase the Offered Units.

(c) If one or more Non-Transferring Members do not offer to purchase 100% of the Offered Units from such Transferring Member during the Offer Period, then such Transferring Member shall, subject to the provisions set forth in Sections 3.4 and 7.1, be free to direct the Transfer of the Offered Units not subject to a Non-Transferring Member Offer to a third party at a price and on terms and conditions acceptable to such Transferring Member in its discretion; provided that definitive documents in respect of such Transfer to a third party are entered into during the 30-day period immediately following the expiration of such Offer Period. Thereafter, the Transferring Member shall have six months (such period, the “Closing Period”) to close the Transfer of the Offered Units, subject to an extension of up to six additional months to the extent necessary to satisfy applicable regulatory approvals with the Managing Member’s consent, not to be unreasonably withheld. After such Closing Period (as extended, to the extent applicable), any proposed Transfer (other than as permitted under Section 7.2(a)) shall once again be subject to the terms and conditions of this Section 7.2 to the extent provided herein.

(d) If one or more Non-Transferring Members offer to purchase some or all of the Offered Units within the Offer Period, such Transferring Member shall consider such Non-Transferring Member Offer and shall have 30 days following its receipt of such offer to determine whether to accept or reject it.

(e) If such Transferring Member accepts the Non-Transferring Member Offer, then such Transferring Member will have 30 days from such acceptance to enter into definitive documents with respect to such Transfer of the Offered Units. Under such circumstances, the Transferring Member and such Non-Transferring Members shall negotiate in good faith the additional terms applicable to such purchase beyond those that were included in the Non-Transferring Member Offer. Thereafter, the Transferring Member and such Non-Transferring Members shall close the Transfer of the Offered Units during the Closing Period, subject to an extension of up to six additional months to the extent necessary to satisfy applicable regulatory approvals with the Managing Member’s consent, not to be unreasonably withheld. After such Closing Period (as extended, to the extent applicable), any proposed Transfer ((other than as permitted under Section 7.2(a)) shall once again be subject to the terms and conditions of this Section 7.2 to the extent provided herein.

(f) If such Transferring Member rejects the Non-Transferring Member Offer, then such Transferring Member may only Transfer a number of Offered Units less than or equal to the number of Offered Units subject to a Non-Transferring Member to a third party if (i) the purchase price for such Offered Units is higher than that contained in the Non-Transferring Member Offer, and (ii) the Transfer shall be made on other terms and conditions which, when taken as a whole, are superior (as reasonably determined by such Transferring Member) to the terms and conditions offered by such Non-Transferring Members, taken as a whole, and then only to the extent that definitive documents in respect of such Transfer to a third party are entered into during the 30-day period immediately following the expiration of such rejection. Thereafter, the Transferring Member shall close the Transfer of the Offered Units during the Closing Period, subject to an extension of up to six additional months to the extent necessary to satisfy applicable regulatory approvals with the Managing Member’s consent, not to be unreasonably withheld. After such Closing Period (as extended, to the extent applicable), any proposed Transfer (other than as permitted under Section 7.2(a)) shall once again be subject to the terms and conditions of this Section 7.2 to the extent provided herein.

7.3 Allocations between Transferor and Transferee. In the case of any Transfer of Units in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor with respect to the Transferred Units.

7.4 Exchange Rights.

(a) From and after the fifth anniversary of the Effective Date, any CEC Member holding Class B Units shall have the right (subject to the terms and conditions set forth herein) to require the Managing Member to purchase all or a portion of the Class B Units (Class B Units that have in fact been tendered for purchase being hereafter referred to as “Tendered Units”) held by such CEC Member in exchange for an equivalent number of Class B Common Shares in accordance with this Section 7.4 (“CAC Exchange”). Any CAC Exchange shall be exercised pursuant to a Notice of Exchange delivered to CAC upon 60 days prior written notice by a CEC Member when exercising the CAC Exchange right (the “Tendering Party”). Notwithstanding the foregoing, the Liquidation Committee may require the CEC Members to participate in a CAC Exchange with respect to all or any portion of their respective Class B Units at any time in connection with a Liquidity Transaction in accordance with Section 12.3.

(b) If, at any time, any CEC Member elects to participate in a CAC Exchange in accordance with clause (a) above, in whole or in part, then CAC shall, on the Specified Exchange Date, cause a number of Class B Common Shares equal to the number of Tendered Units (“CAC Shares Amount”) to be issued and delivered to the Tendering Party. On the Specified Exchange Date, the Tendering Party shall sell such number of the Tendered Units to CAC in exchange for such CAC Shares Amount of Class B Common Shares. Notwithstanding any delay in the actual delivery of any such Class B Common Shares, the Tendering Party shall be deemed the owner of such Class B Common Shares for all purposes, including, without limitation, rights to receive dividends, and exercise rights, as of the Specified Exchange Date.

(c) The Tendering Party shall submit (i) such information, certification or affidavit as CAC may reasonably require in connection with the CAC Exchange, and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in CAC’s view, to effect compliance with the Securities Act. In connection with any such CAC Exchange, the CAC Shares Amount of Class B Common Shares shall be delivered by CAC as duly authorized, validly issued, fully paid and non-assessable Class B Common Shares, free of any pledge, lien, encumbrance or restriction, other than those that would be applicable to the Class B Common Shares and the Securities Act and relevant state securities or “blue sky” laws. Class B Common Shares issued upon a CAC Exchange pursuant to this Section 7.4 may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as CAC determines to be necessary or advisable in order to ensure compliance with such laws.

(d) The terms applicable to any such Class B Common Shares shall include those registration rights set forth in the registration rights agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

(e) Notwithstanding anything herein to the contrary, with respect to any CAC Exchange pursuant to this Section 7.4, no Tendering Party may effect a CAC Exchange for less than one thousand (1,000) Class B Units or, if such Tendering Party holds less than one thousand (1,000) Class B Units, all of the Class B Units held by such Tendering Party, without, in each case, the prior written consent of CAC.

(f) Without limiting the foregoing, in connection with any such CAC Exchange, (a) the Managing Member shall update Schedule I hereto to reflect any CAC Exchange, (b) CAC agrees to issue the Class B Common Shares pursuant to the CAC Exchange as set forth in this Section 7.4, and (c) CAC and each such Tendering Party agree to take such other actions as may be reasonably necessary to consummate the CAC Exchange.

7.5 Call Right.

(a) Subject to the terms and conditions set forth herein, except as set forth in Article 13, at any time following the third anniversary of the Effective Date, CEC shall have the right (the “Call Right”) to acquire, or cause one or more of the CEC Members to acquire, all or a portion of the Class A Units held by CAC (such Class A Units, the “Called Units”), and, if such

Call Right is exercised with respect to all or a portion of Class A Units, CAC, acting at the direction of the holders of a majority of the outstanding Class A Common Shares in accordance with Section 7.5(c) (whether by a written consent of such holders or a resolution adopted by such holders at a duly held meeting of the holders of Class A Common Shares), may elect to require CEC to acquire, or cause one or more of the CEC Members to acquire, the corresponding Class A Common Shares in lieu of all or such portion of the Called Units held by CAC (“CAC Share Election”) for the Call Price determined in accordance with Section 7.5(e); provided that in connection with any partial exercise of the Call Right, if CAC makes a CAC Share Election at any time, CAC shall be deemed to have made a CAC Share Election in connection with any future partial exercise of the Call Right without having to take any further action, including, without limitation, calling a meeting of the holders of Class A Common Shares as set forth in Section 7.5(c). In connection with any exercise of the Call Right, in the event that (i) any additional Class B Units have been issued, (ii) a call right is being exercised in respect of such additional Class B Units, and (iii) a CAC Share Election has been made, CEC shall, in its discretion, be permitted to (x) cause such additional Class B Units to be acquired in connection with the exercise of such call right to be exchanged for Class B Common Shares, and then (y) purchase such Class B Common Shares (in lieu of such additional Class B Units) in connection with the exercise of such call right.

(b) Notwithstanding anything to the contrary set forth in this Section 7.5, CEC may not exercise the Call Right unless such exercise of the Call Right has been approved by a majority of its Disinterested CEC Directors. The Call Right may be exercised by CEC for less than 100% of the then outstanding Class A Units or Class A Common Shares, as the case may be, no more than three times; provided that until such time as the Call Right has been exercised in respect of all of the Class A Units of CAC, any Class A Units (or, in the event that there has been a CAC Share Election, Class A Common Shares) so acquired in connection with any such partial exercise of the Call Right shall be automatically converted to Class B Units (or, in the event that there has been a CAC Share Election, Class B Common Shares) immediately following the acquisition by CEC or any CEC Members. In the event that there has been a CAC Share Election and the Class A Common Shares so acquired in connection with any partial exercise of the Call Right have been automatically converted to Class B Common Shares, the corresponding Class A Units shall be converted to Class B Units and such Class B Units shall continue to be held by CAC. For the avoidance of doubt, any such Class A Units (or, in the event that there has been a CAC Share Election, Class A Common Shares) which are converted to Class B Units (or, in the event that there has been a CAC Share Election, Class B Common Shares) in accordance with the foregoing shall not be subject to the liquidation preference applicable to Class A Units set forth in Section 12.2.

(c) CEC may exercise the Call Right by providing an irrevocable written notice (the “Call Notice”) to CAC and the Company at least 90 days prior to the desired effective date such purchase (the “Call Effective Date”), which notice shall include (x) the amount and type of Units subject to the Call Right, and (y) the form of consideration to be paid for such Units. Promptly following the receipt of any Call Notice, unless a CAC Share Election has already been made in connection with a prior exercise of the Call Right, CAC and CEC shall reasonably cooperate to jointly prepare and file with the SEC a joint proxy statement/prospectus relating to (i) a proxy statement for a meeting of the holders of Class A Common Shares regarding the exercise of a CAC Share Election in respect of such exercise of the Call Right and all future exercises of the Call Right, and (ii) a registration statement in which such proxy statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of CEC Common Stock to be issued in connection with the Call Right to (1) the holders of Class A Common Shares to the extent that a CAC Share Election is made, or (2) CAC to the extent that a CAC Share Election is not made. In addition, each of CAC and CEC shall prepare and file with the SEC any other filings as and when required or requested by the SEC in connection therewith. Each of CAC and CEC shall use all commercially reasonable efforts to (A) file such proxy statement/prospectus within 30 days of the receipt of the Call Notice by CAC, (B) respond to any comments made by the SEC with respect to such proxy statement, registration statement and any other filings, and (C) to cause such registration statement to become effective as promptly as practicable. Each of CAC and CEC shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of such proxy statement, registration statement and any other filings. The proxy statement shall include the recommendation of the CAC Board with respect to the exercise of a CAC Share Election. As promptly as practicable after such registration statement shall have become effective, CAC shall mail the proxy statement to the holders of Class A Common Shares. CAC shall call and hold a meeting of the holders of Class A Common Shares no later than 30 Business Days following the later of the date that the registration statement is declared effective and the date that the proxy statement is mailed for the purpose of voting upon the exercise of a CAC Share Election. Promptly following such meeting, CAC shall provide a written notice to CEC indicating whether CAC is making a CAC Share Election in respect of such exercise of the Call Right (subject to the proviso in Section 7.5(a)). After delivery of such notice, CEC (or its designees) shall be obligated to pay the Call Price and close on such exercise of the Call Right as soon as reasonably practicable thereafter (whether or not a CAC Share Election is made), subject to extension to the extent necessary to satisfy applicable regulatory approvals. In addition, following such notice and without limiting the foregoing, CAC and CEC may determine in their discretion to structure any such exercise of the Call Right as a merger of a merger vehicle with and into CAC, with CAC surviving such merger. Notwithstanding any of the foregoing to the contrary, in the event that the SEC fails, within 270 days from the filing of such CEC registration statement, to (i) clear the proxy statement for mailing to the holders of the Class A Common Shares, or (ii) declare such CEC registration statement effective, due to any action, inaction, disclosure, omission, accounting or other matter related to CAC (and that is not attributable to CEC), in each case, that is in CAC’s control, then any CAC Share Election shall be deemed automatically withdrawn and CEC will purchase the Called Units, as provided in the Call Notice.

(d) Promptly upon receiving any Call Notice, the Company shall retain an Appraiser as the Managing Member shall select, subject to the consent of CEC (such consent not be unreasonably withheld, delayed or conditioned). The Appraiser shall determine the Appraised Value no later than 30 days after the receipt of the Call Notice by the Company. The determination of the Appraised Value by the Appraiser shall be binding on CAC and CEC. The fees and expenses of the Appraiser shall be borne fully by the Company. CAC and CEC shall reasonably cooperate with the Appraiser in its determination of the Appraised Value (and any updates thereto) and shall provide such information to the Appraiser as is reasonably requested by the Appraiser from time to time.

(e) The purchase price in respect of each Called Unit shall be an amount equal to the greater of (i) the Unit Appraised Value as of the date the Call Price is paid, subject to a maximum annual Internal Rate of Return of 25% as of the date the Call Price is paid in respect of such Total Capital Contributions applicable to such Class A Unit, or (ii) the sum of (x) the Total Capital Contributions in respect of such Class A Unit, and (y) an amount sufficient to provide, after taking into account the aggregate amount distributed in respect of each Called Unit pursuant to Section 6.3 hereof (but excluding amounts distributed in respect of each Called Unit pursuant to Section 6.4 hereof) a 10.5% annual Internal Rate of Return as of the date the Call Price is paid in respect of such Total Capital Contributions applicable to such Class A Unit, assuming, solely for the purposes of the calculation of the Internal Rate of Return under this Section 7.5(e), that the Total Capital Contributions of CAC were deemed to be Utilized Capital Contributions on the Effective Date (the “Call Price”).

(f) At CEC’s option, to be indicated in the Call Notice, the Call Price may be paid by CEC (or its designees) in either cash or CEC Common Stock or a mix thereof; provided that the cash portion of the Call Price will not exceed 50% of total consideration in any exercise of the Call Right. For the avoidance of doubt, at each exercise of the Call Right, the cash portion of the Call Price may not exceed 50% of total Call Price delivered in connection with such exercise of the Call Right. Any CEC Common Stock to be issued as all or a portion of the Call Price will be valued at its Fair Market Value, net of a customary market discount (calculated on a sliding scale as 2% of discount for each 5% of market capitalization such newly issued common stock would represent) and expenses (fixed at 2% of the Call Price in all cases).

(g) The Call Right may be exercised by CEC only if, at the time of such exercise:

(i) the CEC Common Stock (x) is listed for trading and trades on a national securities exchange, and (y) issuable upon exercise of the Call Right in full will represent, in the aggregate, not more than 50% of the total CEC Common Stock (the “Cap”) issued and outstanding giving effect to the exercise of the Call Right (calculated based on the assumed exercise of the entire Call Right in respect of all Units held by CAC and assuming an exercise of the Call Right entirely for CEC Common Stock). Notwithstanding the foregoing, in the event that the Call Price is to be paid with a mix of cash and CEC Common Stock, the Cap shall be reduced proportionately based on the ratio of cash paid as a part of the Call Price to the aggregate Call Price; provided that, in each case, the Cap is calculated based on the assumed exercise of the entire Call Right in respect of all Units held by CAC;

(ii) CEC has (x) a minimum Liquidity Amount of $1 billion, and (y) a maximum Net Debt Leverage Ratio of 9.0x;

(iii) no default or event of default has occurred and is in effect under any Financing Agreement of CEC or any of its Subsidiaries; and

(iv) CEC and CAC enter into a resale registration rights agreement substantially in the form attached hereto as Exhibit D on the Call Effective Date (the “Resale Registration Rights Agreement”).

(h) Notwithstanding anything to the contrary set forth in this Section 7.5, the Call Right set forth under this Section 7.5 shall be exercisable by any Person that receives a Transfer of all of the Class B Units as to which such Call Right is applicable; provided that (x) such Transfer is made in accordance with this Agreement, and (y) any Call Right exercised by such Transferee is made upon the same terms and conditions as applicable to CEC hereunder, including, without limitation, as to the Call Price, the consideration in the form of CEC Common Stock and cash and the limitations on CEC Common Stock and cash comprising the Call Price as set forth in this Section 7.5.

(i) For the avoidance of doubt, CEC shall have a call right with respect to all or any portion of any Units that are not Class A Units and are issued to an Additional Member that is not a CEC Member pursuant to Section 5.2(b) or 5.2(c), on terms and conditions as mutually agreed by the Managing Member and CEC.

7.6 Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any Transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 7, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 7 and to prevent any Transfer of Units in contravention of any terms of this Article 7, and, to the fullest extent permitted by Law, waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

ARTICLE 8

MANAGEMENT

8.1 Management by Managing Member.

(a) The management, operation and power of the Company shall be vested exclusively in CAC (and any successor thereto in accordance with this Agreement, in such capacity, the “Managing Member”), which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement. The Managing Member will conduct no business other than managing and operating the Company and operating as a public company and as a capital source for the Company and its Subsidiaries, businesses, properties and assets, and fulfilling its duties, in each case, under this Agreement and applicable Law, and other lawful business activities that are related or incidental to and necessary, convenient or advisable for the foregoing powers and duties.

(b) Without limiting the foregoing general powers and duties, the Managing Member is hereby authorized and empowered on behalf and in the name of the Company, or on its own behalf and in its own name, or through agents, as may be appropriate, subject to the limitations contained elsewhere in this Agreement, to:

(i) open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(ii) hire for usual and customary payments and expenses consultants, brokers, prime brokers, attorneys, accountants, administrators, advisors and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company; and

(iii) enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the Company, and to do or perform all such things as may be necessary or advisable in furtherance of the Company’s powers, objects or purposes or to the conduct of the Company’s activities.

(c) The Managing Member shall conduct its duties and exercise its powers, as provided herein, in good faith for the benefit of the Company. Without limiting the foregoing and except as otherwise provided in this Agreement, the Managing Member shall have the same duties to the Company and its Members as does a director of a corporation incorporated under the laws of Delaware, assuming such director were protected to the maximum extent possible by the inclusion in the certificate of incorporation of such corporation of a provision contemplated by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

(d) The Company is hereby authorized to execute, deliver and perform, and the Managing Member on behalf of the Company is hereby authorized to execute and deliver, the Management Services Agreement and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member to enter into other agreements on behalf of the Company.

(e) Notwithstanding the foregoing, the Managing Member shall not authorize the taking of any of the following actions without the prior approval of the CAC Board:

(i) any liquidation, winding up or dissolution of the Company in accordance with Section 12.1, or any of its Subsidiaries, or the initiation of any action relating to bankruptcy, reorganization or recapitalization with respect to the Company or any of its Subsidiaries;

(ii) any merger, consolidation or sale of all or substantially all of the assets of the Company or any of its Subsidiaries;

(iii) any acquisitions or investments outside of the ordinary course of CEC’s and/or its Subsidiaries’ business; and

(iv) any material amendment to this Agreement.

(f) The Managing Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Managing Member shall determine that the preservation thereof is no longer desirable for the conduct of the Company’s business and that the loss thereof is not disadvantageous in any material respect to the Company. The Managing Member shall, and shall cause the Company to, as applicable:

(i) maintain its own separate books and records and bank accounts;

(ii) at all times hold itself out to the public and all other Persons as a legal entity separate from the CEC Group, the Managing Member and any other Person;

(iii) file its own tax returns, if any, as may be required under applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable Law;

(iv) not commingle its assets with assets of any entity of the CEC Group or any other Person;

(v) conduct its business (including all written and oral communications) in its own name and through its duly authorized Officers or agents, and strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate financial statements;

(vii) pay its own liabilities only out of its own funds;

(viii) maintain an arm’s length relationship with any Member and with any entity of the CEC Group;

(ix) enter into the Management Services Agreement with any CEC Member and/or any entity of the CEC Group on arm’s length terms or cause the services that would otherwise be provided under the Management Services Agreement to be provided by the Company or any Affiliate or Subsidiary of the Company;

(x) pay the salaries of its own employees, if any (provided, that the foregoing shall not require the Managing Member to make any Additional Capital Contributions to the Company);

(xi) allocate fairly and reasonably any overhead for shared office space;

(xii) not hold out its credit or assets as being available to satisfy the obligations of others;

(xiii) use separate invoices, checks and stationery;

(xiv) not pledge its assets for the benefit of any entity of the CEC Group, the Managing Member or any other Person;

(xv) correct any known misunderstanding regarding its separate identity;

(xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities (provided, that the foregoing shall not require the Managing Member to make any Additional Capital Contributions to the Company); and

(xvii) cause its Managing Member to act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities.

Failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of the Managing Member.

8.2 Action by Written Consent; Meetings called by Managing Member. Any action permitted or required by the Act or this Agreement to be taken by the Managing Member may be taken by written consent setting forth the action to be taken and signed by the Managing Member. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware. Subject to the requirements of the Act or this Agreement for notice of meetings, the Managing Member may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or is not called or convened in accordance with this Agreement.

8.3 Officers. The Company may have such officers (the “Officers”) as the Managing Member in its discretion may appoint, which shall include a chief executive officer, chief financial officer and a secretary. The Managing Member may remove any Officer with or without cause at any time; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Managing Member, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities. Except as otherwise authorized or delegated by the Managing Member, no Officer or agent of the Company shall take any actions with respect to the Company or any Subsidiary of the Company without the express approval of the Managing Member. The appointment of Officers is subject to applicable Gaming Laws. If any Officer is an Unsuitable Person or Affiliate thereof, he or she shall immediately be removed from office.

8.4 No Participation of Members in Business and Affairs of Company. The Members (other than the Managing Member) in their capacity as Members shall not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company. Except as otherwise expressly provided in this Agreement, Members (other than the Managing Member) shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

8.5 Business Opportunities. When the Company or any CEC Member becomes aware of Business Opportunity, the Company and CEC will work together to develop such Business Opportunity as follows:

(a) If the Company (including CAC, CAC’s Subsidiaries, and its and their officers and directors, but only to the extent such officers or directors become aware of such Business Opportunity solely in their capacity as officers or directors, as the case may be) becomes aware of any Business Opportunity, the Company shall present any such Business Opportunity to CEC by written notice and such written notice shall contain all material information reasonably necessary for CEC to evaluate such Business Opportunity. Upon receipt of any such notice, CEC will cause a committee of the CEC Board comprised of Disinterested CEC Directors to consider such Business Opportunity and determine whether CEC will pursue or decline such Business Opportunity within 60 days (or such shorter period if necessary due to the specific nature of the transaction) of the receipt of such notice by CEC. Promptly following any such determination, CEC shall provide written notice thereof to the Company. If CEC declines such Business Opportunity or otherwise fails to provide notice of its determination to pursue or decline such Business Opportunity within such 60-day period (or such shorter period if necessary due to the specific nature of the transaction), the Company (including CAC, CAC’s Subsidiaries, and its and their officers and directors) may proceed with such Business Opportunity as determined by the Managing Member in its discretion.

(b) If CEC becomes aware of any Business Opportunity, CEC may in its discretion determine whether to pursue such Business Opportunity in whole or in part. If CEC pursues such Business Opportunity, CEC shall have no obligation to notify the Company (including CAC, CAC’s Subsidiaries, and its and their officers and directors) of any such Business Opportunity. If CEC declines such Business Opportunity in whole or in part, CEC shall present such Business Opportunity (or the portion thereof declined by CEC) to the Company and the Company may proceed with such Business Opportunity (or portion thereof) to the extent declined by CEC as determined by the Managing Member in its discretion. In the event that the Company declines any such Business Opportunity, CEC may present such Business Opportunity to third-parties in its discretion.

(c) In the event CEC declines any Business Opportunity and the Company takes up such Business Opportunity, the Company will retain a 50% financial stake in the management fee received by CEC in connection with such Business Opportunity (unless otherwise agreed by CEC and the Company) and the Company shall acquire 100% of the new equity related to such Business Opportunity.

(d) Notwithstanding anything to the contrary in this Section 8.5, upon the mutual agreement of the Managing Member and CEC, the allocation of Business Opportunities and any management fees or investment opportunities in respect thereof may be modified at the discretion of the Managing Member and CEC.

(e) Each of the parties hereto agrees to work together in good faith to make available Business Opportunities to the Company to achieve its objectives and purposes as set forth in Section 2.4. In connection therewith, the parties acknowledge that they will use commercially reasonable efforts to structure any potential Business Opportunity that is declined by CEC in a manner that would be suitable for the Company prior to approaching any third parties with such Business Opportunity.

(f) For the avoidance of doubt, the provisions of this Section 8.5 shall not in any way limit or restrict the rights of the shareholders of any Member or any of its Affiliates, including, without limitation, the Sponsors and their respective Affiliates and the directors of CEC and CAC, under Section 8.9.

(g) Each of the parties hereto agrees to work together in good faith to resolve any disputes regarding this Section 8.5. If such matter is not resolved, such matter shall be submitted to arbitration to be conducted in Las Vegas, Nevada by a board of three arbitrators. Each of the parties shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days’ notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. All decisions by the arbitrators shall be binding upon the Company (including, as applicable, CAC, CAC’s Subsidiaries, and its and their officers and directors), any CEC Member (as applicable) and CEC.

8.6 Right of First Offer on Dispositions.

(a) If the Company, or any of its Subsidiaries, intends to dispose of any asset (including, for the avoidance of doubt, pursuant to a Liquidity Transaction in accordance with Section 12.3) (“Offered Assets”) to any Person (other than any of its Affiliates), the Company shall, prior to effecting such disposition, deliver written notice (an “Asset Sale Notice”) to CEC.

(b) Within 60 days following the receipt of the Asset Sale Notice by CEC, CEC shall have a right to make a first offer (“CEC Offer”) to purchase all, but not less than all, of the Offered Assets. Any such CEC Offer shall be in writing delivered by CEC and shall contain the price and material terms on which CEC proposes to purchase the Offered Assets.

(c) If CEC does not offer to purchase all of the Offered Assets from the Company during the 60-day period provided in Section 8.6(b), then the Company shall be free to dispose of the Offered Assets to a third party at a price and on terms and conditions acceptable to the Company at the discretion of the Managing Member during the 180-day period immediately following the expiration of such 60-day period.

(d) If CEC offers to purchase all of the Offered Assets within the 60-day period provided in Section 8.6(b), the Managing Member shall consider such CEC Offer and shall have 30 days following its receipt of such offer to determine whether to cause the Company to accept or reject it.

(e) If the Company accepts the CEC Offer, then CEC will have 45 days from such acceptance within which to close the purchase of the Offered Assets, subject to extension to the extent necessary to satisfy applicable regulatory approvals. Under such circumstances, CEC and the Company shall negotiate in good faith the additional terms applicable to such purchase beyond those that were included in the CEC Offer.

(f) If the Company rejects the CEC Offer, then the Company may only dispose of the rejected Offered Assets to a third party at a price higher than that contained in the CEC Offer, and on terms and conditions which, when taken as a whole, are superior (as reasonably determined by the Company) to the terms and conditions offered by CEC, taken as a whole, and then only during the 180-day period following such rejection, subject to extension to the extent necessary to satisfy applicable regulatory approvals. After such 180-day period (as extended, to the extent applicable), any proposed disposition (other than a disposition to an Affiliate of the Company) shall once again be subject to the terms and conditions of this Section 8.6 to the extent provided herein.

(g) Without limiting the foregoing, if Planet Hollywood is sold to a third party (including pursuant to a Liquidation), the Company and its Subsidiaries will require the buyer to replace the guarantee related to the Planet Hollywood license currently provided by PHW Manager, LLC and PHW Investments, LLC.

8.7 Removal of the Managing Member. Subject to Article 13, the Managing Member may only be removed with the consent of the holders of a majority of each class of Units. In the event that the Managing Member is removed, the holders of a majority of each class of Units may appoint a replacement Managing Member. Any such replacement Managing Member shall be admitted as the Managing Member; provided that such replacement Managing Member is not a Prohibited Person or an Unsuitable Person or Affiliate thereof and such appointment would not cause a Regulatory Event.

8.8 Management Services. The Company shall enter into an agreement with CEC and certain of its Subsidiaries to provide certain management services (the “Management Services Agreement”), including, without limitation, (i) advisory and business management services and (ii) corporate shared services and back office-type support, all on arm’s length terms on a cost plus margin basis, without the consent of the Managing Member or any other Member.

8.9 Other Activities. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the shareholders of any Member or any of its Affiliates, including, without limitation, the Sponsors and their respective Affiliates and the directors of CEC and CAC, shall be free to engage or invest in, and devote their respective time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or the Managing Member, and neither the Company nor any other Person will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. No notice, approval or other sharing of any such other opportunity or activity will be required. To the fullest extent permitted by Law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity pursued by the Sponsors or any of their respective Affiliates.

ARTICLE 9

LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1 Limitation of Liability and Indemnification of the Members and Their Affiliates.

(a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at Law or in equity, and, to the fullest extent permitted by Law, none of the Covered Persons shall be liable to the Company or to any Member for Losses sustained or liabilities incurred as a result of any act or omission in connection with the Company’s business (in furtherance of its interest in the Company, any transaction, any investment or any business decision or action or otherwise arising out of or in connection with the affairs of the Company) taken or omitted by a Covered Person; provided that a Covered Person shall be entitled to exculpation hereunder only to the extent that such Covered Person’s conduct did not constitute fraud, gross negligence or a material breach of this Agreement (which, in the case of such a material breach, has not been cured within thirty (30) days after due notice) or result in the conviction of such Covered Person of a felony by a court of competent jurisdiction.

(b) Any Covered Person acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment, or any business decision or action or otherwise shall be entitled to rely on the provisions of this Agreement and on the advice of counsel, accountants, and other professionals that is provided to the Company or such Covered Person, and such Covered Person shall not be liable to the Company or to any Member for such Covered Person’s good faith reliance on this Agreement or such advice. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at Law or in equity to the Company or the Members, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such duties and liabilities existing at Law or in equity of such Covered Person. This Section 9.1(b) does not create any duty or liability of a Covered Person that does not otherwise exist at Law or in equity.

(c) Each Covered Person (regardless of such Person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted by Law, from Losses sustained or liabilities incurred as a result of any act or omission in connection with the Company’s business (in furtherance of its interest in the Company, any transaction, any investment or any business decision or action or otherwise arising out of or in connection with the affairs of the Company); provided that a Covered Person shall be entitled to indemnification hereunder only to the extent that such Covered Person’s conduct did not constitute fraud, gross negligence or a material breach of this Agreement (which, in the case of such a material breach, has not been cured within thirty (30) days after due notice) or result in the conviction of such Covered Person of a felony by a court of competent jurisdiction. A Covered Person shall not be denied indemnification in whole or in part under this Section 9.1 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The Company’s obligations hereunder shall not apply with respect to economic Losses or tax obligations incurred by any Covered Person as a result of such Covered Person’s ownership of a limited liability company interest in the Company or expenses of the Company that a Covered Person has agreed to bear. No Member shall have any obligation to make Additional Capital Contributions to fund its share of any indemnification obligations under this Section 9.1(a), and no Member shall have any personal liability on account thereof.

(d) Each Covered Person may rely in good faith, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely in good faith on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge.

(e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON BOUND BY THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

9.2 Indemnification of the Management Covered Persons.

(a) The Company shall indemnify, to the full extent permitted by applicable Law, any Management Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”) by reason of the fact that (x) such Person is or was an Officer of the Company or (y) such Person, while serving as an Officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee, manager or agent of another company, partnership, limited liability company, joint venture, trust or other enterprise or (z) such Person is or was serving or has agreed to serve at the request of the Company as a director, officer or manager of another company, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted by such Person in such capacity; provided that the Management Covered Person’s conduct did not constitute fraud, gross negligence or result in the conviction of such Management Covered Person of a felony by a court of competent jurisdiction:

(i) in a Proceeding other than a Proceeding by or in the right of the Company, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person or on such Person’s behalf in connection with such Proceeding and any appeal therefrom; or

(ii) in a Proceeding by or in the right of the Company to procure a judgment in its favor, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such Person or on such Person’s behalf in connection with the defense or settlement of such Proceeding and any appeal therefrom.

(b) Section 9.2(a) does not require the Company to indemnify a Management Covered Person in respect of a Proceeding (or part thereof) instituted by such Person on his or her own behalf, unless such Proceeding (or part thereof) has been authorized by the Managing Member or the indemnification requested is pursuant to the last sentence of Section 9.4.

(c) Notwithstanding any other terms of this Agreement, whether expressed or implied, the written consent of each Management Covered Person is required for any amendment, modification, supplement, restatement or waiver to or of the provisions of this Section 9.2.

9.3 Advancement of Expenses. The Company shall advance all expenses (including reasonable attorneys’ fees) incurred by a Covered Person or a Management Covered Person in defending any Proceeding prior to the final disposition of such Proceeding upon written request of such Person and delivery of an undertaking (which may be unsecured) by such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company. No advances shall be made by the Company under this Section 9.3 without the prior written approval of the Managing Member.

9.4 Procedure for Indemnification. Any indemnification or advance of expenses under this Article 9 shall be made only against a written request therefor (together with supporting documentation) submitted by or on behalf of the Person seeking indemnification or advance. To the fullest extent permitted by Law, all expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advancement of expenses under this Article 9, in whole or in part, shall also be indemnified by the Company.

9.5 Contract Right; Non-Exclusivity; Survival.

(a) The rights to indemnification and advancement of expenses provided by this Article 9 shall be deemed to be separate contract rights between the Company and each Covered Person and Management Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person or Management Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.

(b) The rights to indemnification and advancement of expenses provided by this Article 9 shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person or Management Covered Person seeking indemnification or advancement of expenses may be entitled.

(c) The rights to indemnification and advancement of expenses provided by this Article 9 to any Covered Person or Management Covered Person shall inure to the benefit of the heirs, executors and administrators of such Person.

9.6 Priority. The Company hereby acknowledges that each Covered Person or Management Covered Person (an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of the Members and/or their Affiliates (collectively, the “Member Indemnitors”). Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Indemnitee are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Section 9.6, without regard to any rights each Indemnitee may have against the Member Indemnitors, and (iii) the Company and the Members irrevocably waive, relinquish and release the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, no advancement or payment by the Member Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and the Member Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Member Indemnitors are express intended third party beneficiaries of the terms of this Section 9.6.

9.7 Insurance. The Company shall purchase and maintain insurance on behalf of any Management Covered Person, or any Management Covered Person who is or was serving at the request of the Company against any liability asserted against such Person and incurred by such Person or on such Person’s behalf in any such capacity, or arising out of such Person’s status as such. The Company shall maintain insurance to protect itself and any Covered Person against any liability asserted against such Person and incurred by such Person or on such Person’s behalf whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 9.1.

9.8 Interpretation; Severability. If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person or Management Covered Person of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated.

ARTICLE 10

CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1 Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Managing Member and any of the other Members. The Company’s financial books and records shall be maintained in accordance with GAAP unless otherwise agreed by the Managing Member and CEC. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; and a current list of the names and last known business, residence or mailing addresses of all Members.

10.2 Inspection of Books and Records. Each Member shall have the right, on reasonable request and at such Member’s expense, to:

(a) inspect and copy (at such Member’s expense) during normal business hours any of the Company books and records; and

(b) obtain from the Company, promptly after they are available, a copy of the Company’s federal, state, and local income tax or information returns for each year.

10.3 Accounts. Subject to the Management Services Agreement, the Company may establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Managing Member may determine. The Company may not commingle the Company’s funds with the funds of any other Person.

10.4 Information.

(a) No Member shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by the Act; and to the extent a Member is so entitled to such information, such Member shall be subject to the provisions of Section 10.4(b).

(b) Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever and shall be used by such Member solely for purposes related to its investment in the Company; provided, however, that (i) any of such Confidential Information may be disclosed to such Member’s Affiliates, to Persons who are (or are prospective) beneficial owners of equity interests in such Member and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants and financial advisors) of such Member and of such Member’s Affiliates, in each case, who need to know the information as reasonably determined by such Member (collectively, for purposes of this Section 10.4(b), “Representatives”), each of which Affiliates, Members and Representatives shall be bound by the provisions of this Section 10.4(b); (ii) any of such Confidential Information may be disclosed as otherwise required by governmental regulatory agencies (including tax authorities in connection with an audit or similar examination of such Member), self-regulating bodies, law or legal process (provided that any disclosure that is not to such a governmental regulatory agency shall, to the fullest extent permitted by law, require prior written notice thereof to the Managing Member), (iii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing; (iv) any disclosure may be made of the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable Law (whether in the Member’s investment performance reports or otherwise); (v) Confidential Information may be disclosed by a Member or Representative to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; and (vi) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or Representative has received advice from its counsel that it is legally compelled to do so; provided that, to the extent permitted by Law, prior to making such disclosure, the Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; and provided, further, that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required. Each Member shall be responsible for any breach of this Section 10.4(b) by its Representatives.

(c) The obligations of a Member pursuant to this Section 10.4 will continue following the time such Person ceases to be a Member. Each Member acknowledges that disclosure of Confidential Information in violation of this Section 10.4 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security and without a requirement to prove that such party has no adequate remedy at law, to compel specific performance of all of the terms of this Section 10.4.

(d) Notwithstanding the foregoing, CEC and its Subsidiaries, as applicable, are expressly entitled to information relating to the Company, including Confidential Information, in connection with the Management Services Agreement and nothing in this Agreement shall restrict the receipt and use of such information by CEC and its Subsidiaries, as applicable. If the terms of this Agreement conflict with those of the Management Services Agreement with regard to information relating to the Company, the terms of the Management Services Agreement shall govern.

ARTICLE 11

TAXES

11.1 Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local, and foreign tax returns required to be filed by the Company. Unless otherwise agreed by the Managing Member, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Managing Member. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall use commercially reasonable efforts to deliver by March 15 (and, in any event, will deliver not later than July 31) of each year, to each Person who was a Member at any time during the previous year, all information reasonably necessary for the preparation of such Person’s U.S. federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions, and credits for such year for U.S. federal income tax purposes (and, if applicable, state, local of foreign income tax purposes). The Company shall bear the costs of the preparation and filing of its tax returns. Each Member shall take reporting positions on their respective income tax returns consistent with the positions determined for the Company by the Managing Member and the Schedule K-1 issued by the Company to such Member; unless such Member provides a written opinion of nationally recognized public accountant firm or other tax counsel reasonably acceptable to the Managing Member, that the position determined for the Company by the Managing Member does not meet a “more likely than not” standard. Each Member shall be responsible for any and all taxes on the amount of taxable income of the Company allocated to such Member pursuant to this Agreement and, unless otherwise agreed in writing by the Managing Member, shall indemnify the Company for any liability for such Member’s taxes imposed on the Company.

11.2 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise determined by the Managing Member, neither the Company nor any Member shall make an election for the partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Regulation §301.7701-3.

11.3 Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s taxable year, if permitted under the Code;

(b) to adopt the accrual method of accounting and to keep the Company’s books and records on such basis for U.S. federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d) if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not in effect and a transfer of Units as described in Code Section 743 occurs, on request by notice from any Member, to elect pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(e) if a distribution of the Company’s property as described in Code Section 734 occurs, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(f) to elect pursuant to Section 6231(a)(1)(B)(ii) of the Code to have Section 6231(a)(1)(B)(i) of the Code not apply to the Company; and

(g) any other election the Managing Member may deem appropriate.

11.4 Tax Matters Member.

(a) The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be CAC (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(b) The Tax Matters Member may (i) commence a judicial action (including filing a petition as contemplated in Code Section 6226(a) or 6228) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS which purports to bind the Members; (iii) intervene in any action as contemplated by Code Section 6226(b); (iv) file any request contemplated in Code Section 6227(b); or (v) enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B). The Members shall (at the Company’s expense) provide reasonable assistance to and shall reasonably cooperate with the Tax Matters Member as the Tax Matters Member shall reasonably request in connection with any IRS (or other applicable tax authority) audit or other proceeding, it being understood that this sentence shall not limit the Member’s rights and obligations under this Section 11.4.

(c) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. The Tax Matters Member shall file the request for the administrative adjustment on behalf of all the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 or other Code Section with respect to any item involving the Company shall notify the other Members in advance of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. Any

Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

11.5 Survival. The provisions of this Article 11 shall survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Members for the period of time necessary to resolve with the IRS or other tax agency any and all income tax matters relating to the Company.

ARTICLE 12

DISSOLUTION, WINDING UP AND TERMINATION

12.1 Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following (each, a “Liquidation Event”): (i) upon the expiration of the Term, unless otherwise agreed by CEC and the Managing Member, (ii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by the Act, (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act, (iv) the sale, license, lease, transfer or monetization of all or substantially all of the Company’s assets, and (v) the determination of the Managing Member to dissolve and wind up the Company, with the consent of the CAC Board in accordance with Section 8.1(e), at any time following the fifth anniversary of the Effective Date but prior to the Expiration of the Term.

(b) Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2 Distribution of Liquidation Proceeds. Upon the occurrence of a Liquidation Event, the Managing Member will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof, subject to applicable gaming regulatory Laws (“Liquidation”). Additionally, assets of the Company may, from time to time, be sold or otherwise disposed of, either in a single transaction or a series of transactions, at a fair value greater than or equal to $20,000,000 (such transaction or transactions, a “Partial Liquidation”). The proceeds from any Liquidation or Partial Liquidation will be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities to the Members, to the extent permitted by Law), whether by payment or the making of reasonable provision for payment thereof;

(b) Second, 100% to the holders of Class A Units (pro rata based on the relative amounts distributable to each such holder pursuant to this Section 12.2(b)) until the aggregate amount distributed in respect of each Class A Unit pursuant to this clause (b) and Section 6.3 hereof (inclusive of any amounts previously received in respect of each such Class A Unit pursuant to this clause (b)) equals the Class A Liquidation Preference Amount in respect of each such Class A Unit as of the date of such distribution;

(c) Third, 100% to the holders of Class B Units (pro rata based on the relative amounts distributable to each such holder pursuant to this Section 12.2(c)) until the aggregate amount distributed in respect of each Class B Unit pursuant to this clause (c) and Section 6.3 hereof (and in the case of a Class B Unit that was converted from a Class A Unit, pursuant to clause (b) of this Section 12.2 in respect of such Unit) (inclusive of any amounts previously received in respect of each such Class B Unit pursuant to this clause (c)) equals (i) with respect to any Class B Units held by any Member other than CAC, the Class B Member Unit Amount in respect of each such Class B Unit as of the date of such distribution, and (ii) with respect to any Class B Units held by CAC, the Class B CAC Unit Amount in respect of each such Class B Unit as of the date of such distribution; and

(d) Thereafter, 100% to the Members in accordance with Section 6.3.

To the extent any Member receives an amount pursuant to clauses (b), (c) or (d) of this Section 12.2 that exceed such Member’s Adjusted Capital Account (after taking into account all adjustments, contributions and distributions made prior to the Liquidation), such excess shall be treated as a “guaranteed payment” made to such Member within the meaning of Section 707(c) of the Code.

12.3 Liquidation Committee; Liquidation Structures.

(a) Upon the occurrence of a Liquidation Event, the Company will form a committee that will include two representatives from CEC and two representatives from the Managing Member (the “Liquidation Committee”). The Liquidation Committee, acting by a majority of its members, will be responsible for determining the structure pursuant to which the Company will effect a liquidating distribution pursuant to Section 12.2 and dispose of or otherwise monetize the Company or its assets or other similar transaction that provides liquidity to the holders of Units, including, without limitation, a transaction involving the sale, exchange or other disposition of the CAC Shares as further described below in Section 12.3(b) (a “Liquidity Transaction”).

(b) The Liquidation Committee will use commercially reasonable efforts to (x) identify a structure for one or more Liquidity Transactions that will be attractive to prospective buyers or counterparties (“Prospective Buyers”), (y) consider the tax consequences of any such structure to the CAC Stockholders and the Members (other than CAC) and endeavor to make such structures tax efficient for CAC and CEC, and (z) endeavor to maximize the investment returns to the CAC Stockholders and the Members (other than CAC). Such structures may include, but are not limited to, (i) a sale of the entire Company or one or more of its assets, businesses, properties or Subsidiaries in one or more transactions, (ii) a sale of all of the CAC Shares and all of the Class B Units of the Company, or (iii) a sale of some combination of the CAC Shares and the Units of the Company. In connection with any Liquidity Transaction, notwithstanding anything to the contrary set forth herein (except Section 12.4), the Liquidation Committee shall have full and complete authority and discretion to cause the Company and the Members to take such actions as are necessary or appropriate in the discretion of the Liquidation Committee to effect any Liquidity Transaction, including, without limitation, requiring any CEC Member to participate in a CAC Exchange with respect to all or any portion of its Class B Units in accordance with Section 7.4 and then require the sale of all of the CAC Shares issued in connection with such CAC Exchange. Without limiting the foregoing, the parties intend that proceeds from any Liquidity Transaction shall be distributed in a manner consistent with the provisions of Section 12.2, and for the purposes thereof, any Class A Common Shares will be treated as Class A Units and any Class B Common Shares will be treated as Class B Units. The Managing Member shall have the full authority to interpret any provision of this Agreement in order to effect the foregoing intention.

(c) In connection with any Liquidity Transaction, each Member agrees (i) to cooperate in good faith with each other, the Liquidation Committee and any Prospective Buyers in order to effectuate any such Liquidity Transaction as directed by the Liquidation Committee, and (ii) to take such actions as directed by the Liquidation Committee in connection with any such Liquidity Transaction, including, without limitation, (x) voting its Units or CAC Shares as directed by the Liquidation Committee, waiving dissent or appraisal rights in respect of its Units or CAC Shares, granting consents or approvals in respect of its Units or CAC Shares as directed by the Liquidation Committee or, if directed by the Liquidation Committee, granting proxies in respect of its Units or CAC Shares to the Liquidation Committee to vote its Units or CAC Shares in connection with such Liquidity Transaction, (y) entering into agreements, instruments and other documentation in connection with such Liquidity Transaction; provided that no Member shall be required to indemnify any Prospective Buyer for any liabilities of the Company, other than customary representations related to the Members, including, without limitation, ownership of and title to the Units or CAC Shares, as applicable, authorization, execution and delivery, and (z) making and approving appropriate amendments to this Agreement. Without limiting the foregoing, in making any decisions in respect of any Liquidity Transaction, the Liquidation Committee shall be required to consider for each different proposal with respect to any such Liquidity Transaction(s) (each, a “Proposal”), (i) the interests of the Members (other than CAC) and the amounts that would be received by the Members (other than CAC) per Unit as a result of any such Liquidity Transaction, and (ii) the interests of the CAC Stockholders and the amounts that would be received by the CAC Stockholders (directly or indirectly) per CAC Share as a result of any such Liquidity Transaction.

(d) If the Liquidation Committee is unable to reach a decision in accordance with this Agreement with respect to any aspect of the structure of any Liquidity Transaction, the Liquidation Committee will first consult with the senior-most CEC and CAC executives and board members, and thereafter, if such matter is not resolved, such matter shall be submitted to arbitration to be conducted in Las Vegas, Nevada by a board of three arbitrators. Each of the Company, the Members and the Liquidation Committee agree that in making any decision the arbitrators shall be required to (x) consider for each different Proposal, (i) the interests of the Members (other than CAC) and the amounts that would be received by the Members (other than CAC) per Unit as a result of any such Liquidity Transaction, (ii) the interests of the CAC Stockholders and the amounts that would be received by the CAC Stockholders (directly or indirectly) per CAC Share as a result of any such Liquidity Transaction, and (iii) the percentage diminution of the consideration expected to be received in connection with each such Proposal on a per Unit or per CAC Share basis, as the case may be (the “Diminution Percentage”), that would result from choosing one Proposal over another Proposal, and (y) resolve such dispute in favor of the Proposal which is likely to result in the lesser Diminution Percentage for the party that did not originally make such Proposal to the Liquidation Committee. All decisions by the arbitrators shall be binding upon the Liquidation Committee, the Company and the Members.

12.4 Liquidation Approval Right. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 12.3, in connection with any Liquidation, the prior written consent of the Managing Member shall be required for any sale or other monetization of assets of the Company that would not exceed the greater of (x) the book value of the Company, and (y) the Appraised Value of the Company as determined by an Appraiser selected by the Managing Member in its discretion.

12.5 Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

12.6 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease.

12.7 Return of Contribution Nonrecourse to Other Members. Except as provided by Law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member’s Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of any Members, such Member will have no recourse against any other Member.

ARTICLE 13

GAMING MATTERS AND COMPLIANCE WITH LAWS

13.1 Definitions. For purposes of this Article 13, the following terms shall have the meanings specified below:

(a) “Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b) “Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Company including, without limitation, any Subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

(c) “Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(e) “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, social online gaming, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

(f) “Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

(g) “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Company or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

(h) “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

(i) “Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

(j) “Interest” shall mean the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

(k) “Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

(l) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(m) “Redemption Date” shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Company or any of its Affiliated Companies, which redemption date shall be determined in the sole and absolute discretion of the Managing Member but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of) by the selling Unsuitable Person and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person), or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (x) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (y) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

(n) “Redemption Notice” shall mean that notice of redemption delivered by the Company pursuant to this Article to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Company, or if the Managing Member deems it necessary or advisable, to redeem such Unsuitable Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Securities shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

(o) “Redemption Price” shall mean the price to be paid by the Company for the Securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid (including if the finding of unsuitability is made by the Managing Member alone), that amount determined by the Managing Member to be the fair value of the Securities to be redeemed; provided, that unless a Gaming Authority requires otherwise, the Redemption Price shall in no event exceed (i) the lowest closing price of such Securities reported on any of the domestic securities exchanges on which such Securities are listed on the date of the Redemption Notice or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest ask prices on all such exchanges at the end of such day, or (ii) if such Securities are not then listed for trading on any national securities exchange, then the mean between the representative bid and the ask price as quoted by another generally recognized reporting system, or (iii) if such Securities are not so quoted, then the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets Inc. or any similar successor organization, or (v) if such Securities are not quoted by any recognized reporting system, then the fair value thereof, as determined in good faith and in the reasonable discretion of the Managing Member. The Company may pay the Redemption Price in any combination of cash and/or promissory note as required by the applicable Gaming Authority and, if not so required (including if the finding of unsuitability is made by the Managing Member alone), as determined by the Managing Member, provided, that in the event the Company elects to pay all or any portion of the Redemption Price with a promissory note, such promissory note shall have a term of ten years, bear interest at a rate equal to three percent (3%) per annum and amortize in 120 equal monthly installments, and shall contain such other terms and conditions as the Managing Member determines, in its discretion, to be necessary or advisable.

(p) “SEC” shall mean the U.S. Securities and Exchange Commission.

(q) “Securities” shall mean the Units of the Company and the capital stock, member’s interests or membership interests, partnership interests or other equity securities of any Affiliated Company.

(r) “Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

(s) “Unsuitable Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Company or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Company or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Managing Member, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held by the Company or any Affiliated Company or the Company’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Company or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Company or any Affiliated Company.

13.2 Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Company or the applicable Affiliated Company, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

13.3 Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Company’s Securities shall promptly notify the Company of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Company’s Securities may be required by Gaming Law to (1) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Company or any Subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (2) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Company’s Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.

13.4 Finding of Unsuitability.

(a) The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Company or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Managing Member, in which event the Company shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated Companies to purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as applicable, of the Company and/or Affiliated Company with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

(b) Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Managing Member otherwise determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an

Unsuitable Person, it shall be unlawful for such Unsuitable Person or any of its Affiliates to and such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Company or the applicable Affiliated Company entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Company or any Affiliated Company for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or director of the Company or any Affiliated Company.

13.5 Notices. All notices given by the Company or an Affiliated Company pursuant to this Article, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Company or Affiliated Company.

13.6 Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Company and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by the Company and its Affiliated Companies as a result of, or arising out of, the finding of unsuitability of such Unsuitable Person, such Unsuitable Person’s continuing Ownership or Control of Securities, failure or refusal to comply with the provisions of this Article, or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Gaming Authorities or this Article.

13.7 Injunctive Relief. The Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article will expose the Company and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Company and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article.

13.8 Non-Exclusivity of Rights. The right of the Company or any Affiliated Company to redeem Securities pursuant to this Article shall not be exclusive of any other rights the Company or any Affiliated Company may have or hereafter acquire under any agreement, provision of the bylaws of the Company or such Affiliated Company or otherwise. To the extent permitted under applicable Gaming Laws, the Company shall have the right, exercisable in the sole discretion of the Managing Member, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

13.9 Further Actions. Nothing contained in this Article shall limit the authority of the Managing Member to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Company or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Company or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Managing Member may conform any provisions of this Article to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Managing Member may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Company not inconsistent with the express provisions of this Article for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article. Such procedures and regulations shall be kept on file with the Secretary of the Company, the secretary of each of the Affiliated Companies and with the transfer agent, if any, of the Company and/or any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

13.10 Authority of the Managing Member. The Managing Member shall have exclusive authority and power to administer this Article and to exercise all rights and powers specifically granted to the Managing Member or the Company, or as may be necessary or advisable in the administration of this Article. All such actions which are done or made by the Managing Member in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, that the Managing Member may delegate all or any portion of its duties and powers under this Article to a committee of the Board of Directors of the Managing Member as it deems necessary or advisable.

13.11 Severability. If any provision of this Article or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article.

13.12 Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Managing Member may waive any of the rights of the Company or any restrictions contained in this Article in any instance in which and to the extent the Managing Member determines that a waiver would be in the best interests of the Company. Except as required by a Gaming Authority, nothing in this Article shall be deemed or construed to require the Company to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

13.13 Legend. The restrictions set forth in this Article shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the DGCL and any applicable Gaming Laws.

13.14 Required New Jersey Charter Provisions.

(a) This Amended and Restated Limited Liability Company Agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., as amended from time to time (the “New Jersey Act”) and, to the extent that anything contained herein or in the bylaws of the Company is inconsistent with the New Jersey Act, the provisions of the New Jersey Act shall govern. All provisions of the New Jersey Act, to the extent required by law to be stated in this Amended and Restated Limited Liability Company Agreement, are incorporated herein by this reference.

(b) This Amended and Restated Limited Liability Company Agreement shall be subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Section 82(d)(7) of the New Jersey Act, the Securities of the Company are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Commission pursuant to the provisions of the New Jersey Act, the holder must dispose of such Securities in accordance with Section 5.4(a) of this Article and shall be subject to Section 5.4(b) of this Article.

(c) Any newly elected or appointed director or officer of, or nominee to any such position with, the Company, who is required to qualify pursuant to the New Jersey Act, shall not exercise any powers of the office to which such individual has been elected, appointed or nominated until such individual has been found qualified to hold such office or position by the New Jersey Commission in accordance with the New Jersey Act or the New Jersey Commission permits such individual to perform duties and exercise powers relating to any such position pending qualification, with the understanding that such individual will be immediately removed from such position if the New Jersey Commission determines that there is reasonable cause to believe that such individual may not be qualified to hold such position.

ARTICLE 14

LENDER REQUIREMENTS

14.1 Lender Suitability. If any lender to the Company or a Member is determined by any applicable Gaming Authority to be unsuitable, the result of which is to threaten the revocation, suspension, termination or rescission of any Gaming Approvals, or result in any other penalty to the Company, or if, under such circumstances any Gaming Authority orders that the Company or a Member disassociate from a lender, such unsuitability shall be cured in accordance with Applicable Law or such lender shall be subject to any other remedies as shall be required by Applicable Law.

ARTICLE 15

GENERAL PROVISIONS

15.1 Offset. Whenever the Company is to pay or distribute any sum to any Member, any amounts that such Member, in its capacity as a Member, owes the Company may be deducted from that sum before payment or distribution.

15.2 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to the Company, at (unless the Company changes the address below):

Caesars Growth Partners, LLC

c/o Apollo Management, L.P.
9 W 57th Street, 43rd Floor
New York, New York 10019
Facsimile:	(646) 607-0528
Attention:	Laurie Medley

and

c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, California 94104
Facsimile:	(415) 438-1349
Attention:	Ron Cami (General Counsel)

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Facsimile:	(212) 751-4864
Attention:	Ray Lin

(ii) if to a Member, at such Member’s address as provided to the Company.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

15.3 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the Management Services Agreement constitute the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

15.4 Effect of Waiver or Consent. To the fullest extent permitted by Law, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. To the fullest extent permitted by Law, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

15.5 Amendment or Modification. Except as otherwise provided herein, including, without limitation, Section 8.1(e), this Agreement may be amended or modified from time to time only by a written instrument that is adopted by the Managing Member; provided that without the consent of CEC, this Agreement may not be amended in a manner that adversely affects the interests or rights of CEC or any CEC Member; and provided, further that without the consent of any Member to be adversely affected thereby, this Agreement may not be amended so as to (i) modify the limited liability of any Member, (ii) disproportionately and adversely affect the interest of such Member in any Net Profits or Net Losses, or (iii) require any Member to make any additional Capital Contribution to the Company without that Member’s prior written consent. Notwithstanding the foregoing, the issuance of any additional Units in accordance with this Agreement shall not be deemed to adversely affect the interest of any Member in any respect, including without limitation, in respect of Net Profits or Net Losses. Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, (x) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the Managing Member, and (y) the Members, and any other party to this Agreement, shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

15.6 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees, and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Except as expressly provided in Article 9, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Member to a Transferee of all or a portion of such Member’s Units transferred in accordance with the terms and conditions of this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so Transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such Transferee is duly admitted as a Member in accordance with the terms of this Agreement.

15.7 Governing Law; Severability.

(a) This Agreement, and all rights and remedies in connection therewith, will be governed by, and construed under, the Laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.

(b) UNLESS OTHERWISE AGREED IN WRITING BY THE MANAGING MEMBER, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR DELAWARE STATE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. UNLESS OTHERWISE AGREED IN WRITING BY THE MANAGING MEMBER, EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. UNLESS OTHERWISE AGREED IN WRITING BY THE MANAGING MEMBER, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

15.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

15.9 Waiver of Certain Rights. To the maximum extent permitted by applicable Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.

15.10 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

15.11 Fees and Expenses. The Company shall reimburse CEC and the Managing Member for any expenses incurred by or on behalf of CEC or the Managing Member, as the case may be, in connection with the Rights Offering upon Effective Date. In addition, the Company shall reimburse the Managing Member from time to time as directed by the Managing Member for all costs, fees or expenses incurred by the Managing Member or other cash expenditures made by the Managing Member, including, without limitation, all costs, fees, expenses and other cash expenditures in connection with this Agreement, the management, operations and business of the Managing Member, the Company and its Subsidiaries, any Liquidity Transaction, the exercise of any CAC Exchange or Call Right, any Transfer, any registration pursuant to any Registration Rights Agreement or Resale Registration Rights Agreement and any raising of capital by the Managing Member, in each case, other than (x) without limiting Section 6.4, U.S. federal, state and local income taxes, and (y) Capital Contributions made for the acquisition of Units.

[Signature pages follow]

IN WITNESS WHEREOF, the Managing Member and the other Members have executed this Agreement as of the date first set forth above.

MANAGING MEMBER:

CAESARS ACQUISITION COMPANY

By:
Name:
Title

[Signature Page to the Amended and Restated Limited Liability Company Agreement of Caesars Growth Partners, LLC]

MEMBER:

HIE HOLDINGS, INC.

By:
Name:
Title:

HARRAH’S BC, INC.

By:
Name:
Title:

[Signature Page to the Amended and Restated Limited Liability Company Agreement of Caesars Growth Partners, LLC]

SCHEDULE I

Capital Contributions, Percentage Interests and Units of the Members

As of the Effective Date:

Managing Member: Caesars Acquisition Company

NAME	CAPITAL CONTRIBUTIONS	CLASS A UNITS	CLASS B UNITS	COMPANY PERCENTAGE INTEREST
Holders of Class A Units:
Caesars Acquisition Company
Sub-Total:

Holders of Class B Units:
HIE Holdings, Inc.
Harrah’s BC, Inc.
Sub-Total:

TOTAL

EXHIBIT A-1

DEFINED TERMS

The following terms used in this Agreement will have the meanings set forth below:

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Addendum Agreement” has the meaning set forth in Section 3.4(b).

“Additional Capital Contributions” has the meaning set forth in Section 5.2.

“Additional Members” has the meaning set forth in Section 3.4(a).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:

(i) Add to such Capital Account the following items: (a) the amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s interest; and (b) the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Subtract from such Capital Account such Member’s share of the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adverse Person” means (i) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker” or “blocked person,” within the definitions set forth in the OFAC Regulations, or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons included in the OFAC Regulations, (ii) the government, including any Governmental Authority, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or any entity owned or controlled by, any of the Persons listed in clauses (i) or (ii) above, (iv) a Person who has been convicted of or is being tried for a violation of any other civil or criminal federal or state Law (other than traffic or moving violations or other misdemeanors), or (v) a Person on any other export control, terrorism or drug trafficking related list administered by any Governmental Authority as that list may be amended, adjusted or modified from time to time.

“Affiliate” means any Person, directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble to the Agreement.

“Appraised Value” means the value of the Company as determined by an Appraiser in accordance with this Agreement.

“Appraiser” means an appraisal firm, which shall be an investment banking, valuation or accounting firm of recognized standing as the Managing Member shall select, subject to the consent of CEC unless otherwise specified herein (such consent not be unreasonably withheld, delayed or conditioned).

“Asset Sale Notice” has the meaning set forth in Section 8.6(a).

“Assignee” means any Person to which a Member or Assignee Transfers all or any portion of its Interest, but which has not been admitted to the Company as a Substituted Member.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Blocked Subsidiaries” means any Subsidiary of CEC, except CEOC, with an independent debt financing obligation that restricts the transfer of cash from such Subsidiary. Blocked Subsidiaries include, but are not limited to, all of the direct and indirect Subsidiaries of the following entities: Octavius/Linq Holding Co., LLC, Rio Properties, LLC, Corner Investment Company, LLC, Harrah’s Chester Downs Investment Company, LLC, and Caesars Entertainment Resort Properties, LLC.

“Business Day” means any day except a Saturday, Sunday or a legal holiday on which banks in New York, New York are authorized or obligated by Law to close.

“Business Opportunity” means any potential future investment or other business opportunities, excluding, any and all Company Excluded Business Opportunities, unless any such Company Excluded Business Opportunity is proposed to be offered to any a Person other than the CEC.

“CAC” has the meaning set forth in the recitals to the Agreement.

“CAC Board” means the board of directors of CAC.

“CAC Charter” means the Certificate of Incorporation of CAC as amended or restated from time to time.

“CAC Exchange” has the meaning set forth in Section 7.5(a).

“CAC Share Election” has the meaning set forth in Section 7.4(b).

“CAC Shares” means any shares of capital stock of CAC, including, without limitation, the Class A Common Shares and the Class B Common Shares.

“CAC Shares Amount” has the meaning set forth in Section 7.4(b).

“CAC Stockholder” means any holder of CAC Shares.

“Cage Cash” means cash physically held in the cashier cages of casino properties as necessary for regular operation of gaming floor activities that is not accounted for in restricted cash.

“Call Effective Date” has the meaning set forth in Section 7.5(c).

“Call Notice” has the meaning set forth in Section 7.5(c).

“Call Price” has the meaning set forth in Section 7.5(e).

“Call Right” has the meaning set forth in Section 7.5(a).

“Called Units” has the meaning set forth in Section 7.5(a).

“Cap” has the meaning set forth in Section 7.5(g)(i).

“Capital Account” means a capital account established and maintained for each Member in accordance with Article 6.

“Capital Contribution” means, in respect of any Unit, the amount of cash and the Gross Asset Value of any property less any liabilities in respect of any such property contributed by any Member (and such Member’s predecessor in interest) in respect of such Unit to the Company in accordance with the provisions of this Agreement; provided, however, that the value of any initial Capital Contribution shall be determined in accordance with Section 5.1(a).

“Capital Shift Amount” means, in respect of any Class A Unit, the sum of (i) the quotient of (x) the amount of any CEOC Notes Restoration Amount, divided by (y) the total number of Class A Units issued and outstanding at the time such CEOC Notes Restoration Amount is paid, and (ii) the quotient of (A) the Withheld Amount, divided by (B) the total number of Class A Units issued and outstanding at the time such Withheld Amount is paid.

“CEC” has the meaning set forth in the recitals to the Agreement.

“CEC Board” means the board of directors of CEC.

“CEC Common Stock” means registered listed common stock of Caesars Entertainment Corporation, a Delaware corporation.

“CEC Group” means CEC, any other CEC Member and each of their respective Affiliates, including any direct or indirect parent or Subsidiary of the foregoing and any other entity through which any of the foregoing directly or indirectly conducts its business.

“CEC Member” means CEC and any other Member of the Company that is a wholly-owned Subsidiary of CEC, including, without limitation, HIE Holdings, Inc. and Harrah’s BC, Inc.

“CEC Offer” has the meaning set forth in Section 8.6(b).

“Certificate” means the Company’s certificate of formation, as amended from time to time, filed with the Secretary of State of the State of Delaware.

“CEOC” Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CEOC Notes Restoration Amount” has the meaning set forth in Transaction Agreement.

“CIE” means Caesars Interactive Entertainment, Inc., a Delaware corporation.

“Class A Common Shares” means shares of Class A common stock of CAC with the preferences and other rights, restrictions and limitations, and subject to the terms and conditions set forth in the CAC Charter.

“Class A Liquidation Preference Amount” means, with respect to each Class A Unit (regardless of when issued and at what price), as of any date of determination, the sum of (x) the aggregate Class A Unit Net Capital in respect of a Class A Unit issued on the Issuance Date, and (y) an amount sufficient to provide a 10.5% annual Internal Rate of Return as of such date of determination on the Class A Unit Net Capital in respect of a Class A Unit issued on the Issuance Date taking into account the cumulative amount, if any, that has been distributed in respect of a Class A Unit issued on the Issuance Date pursuant to Section 6.3 (for the avoidance of doubt, excluding Tax Distributions).

“Class A Unit Net Capital” means, with respect to any Class A Unit (regardless of when issued and at what price), an amount equal to the Total Capital Contributions in respect of a Class A Unit issued on the Issuance Date reduced by the Capital Shift Amount of a Class A Unit issued on the Issuance Date.

“Class A Units” means units of limited liability company interests in the Company of a Member designated as “Class A Units” on Schedule I hereto at any particular time, having the rights and obligations set forth in this Agreement.

“Class B CAC Unit Amount” shall mean, as of any date of determination, an amount equal to the Class A Liquidation Preference Amount paid on, and received in respect of, a Class A Unit, as of such date of determination.

“Class B Member Unit Amount” shall mean, as of any date of determination, an amount equal to the sum of (x) Class A Liquidation Preference Amount paid on, and received in respect of, a Class A Unit, as of such date of determination, and (y) the Capital Shift Amount in respect of such Class A Unit.

“Class B Common Shares” means shares of Class B common stock of CAC with the preferences and other rights, restrictions and limitations, and subject to the terms and conditions set forth in the CAC Charter.

“Class B Units” means units of limited liability company interests in the Company of a Member designated as “Class B Units” on Schedule I hereto at any particular time, having the rights and obligations set forth in this Agreement.

“Closing Period” has the meaning set forth in Section 7.2(c).

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding Law), and, to the extent applicable, the Regulations.

“Company” has the meaning specified in the preamble to the Agreement.

“Company Excluded Business Opportunity” means, (i) with respect to the Company or its Subsidiaries (other than CIE), any potential future investment or other business opportunities in respect of any expansion, add-on or additional investment in respect of any existing gaming property of the Company or its Subsidiaries, and (ii) with respect to CIE, any potential future investment or acquisition by CIE.

“Company Minimum Gain” has the meaning set forth in Regulations §§ 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Percentage Interest” means, with respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total number of Units held by such Member and the denominator of which is the total number of Units outstanding as set forth on Schedule I hereto.

“Competitor” means any Person (other than any CEC Member) directly or indirectly holding 20% or more of the economic or other equity interests in any Person which directly or indirectly owns, operates, manages or conducts any gaming business, including, without limitation, any online, social or mobile gaming business, or any hotel, resort, hospitality or other entertainment business.

“Confidential Information” means all confidential or proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was available to such Member prior to disclosure to the Member by the Company or its representatives from a source not known by such Member to be prohibited by a confidentiality agreement with, or other obligation of secrecy to, the Company from providing such Member such information, (c) becomes available to the Member after disclosure by the Company or its representatives from a source other than the Company and its representatives; provided that such source is not known by such Member to be prohibited by a confidentiality agreement with, or other obligation of secrecy to, the Company from providing such Member such information, or (d) is independently developed by or for such Member without the use of any such information received from the Company or its representatives.

“Covered Person” means each current and former Member, Managing Member, Tax Matters Member and each of their respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees, in each case whether or not such Person continues to have the applicable status referred to above; provided, however, that any Person that is a Management Covered Person as defined herein shall not be a Covered Person.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member; provided, further that if the remedial allocation method described in Regulations § 1.704-3(d) is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, Depreciation shall be determined in accordance with Regulations § 1.704-3(d)(2).

“Diminution Percentage” has the meaning set forth in Section 12.3(d).

“Disinterested CAC Directors” means the members of the CAC Board as to which the CAC Board has determined are disinterested for the purposes of Section 3.4(d)(i)(y).

“Disinterested CEC Directors” means the members of the CEC Board as to which the CEC Board has determined are disinterested for the purposes of exercising any Call Right or considering any Business Opportunity pursuant to Section 8.5(a), as the case may be.

“EBITDA” means, with respect to any Person, such Person’s revenues minus operating expenses, excluding all amounts incurred for interest expense, interest income, federal, state and local income taxes or depreciation, amortization and fees and expenses of such Person’s accountants incurred in connection with an audit.

“Effective Date” has the meaning specified in the preamble to the Agreement.

“Effective Tax Rate” has the meaning set forth in Section 6.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of the relevant date of determination, except as set forth in the Transaction Agreement, (a) in the case of a Class A Unit, the trading price of a corresponding Class A Common Share on the date of determination if there is material trading of Class A Common Shares, (b) in the case of a Class B Unit, the trading price of a corresponding Class B Common Share on the date of determination if there is material trading of Class B Common Shares, (c) in the case of CEC Common Stock (for the purposes of Section 7.5), the average trading price of CEC Common Stock for the thirty (30) day period prior to the earlier of (x) the date upon which CAC receives the Call Notice, or (y) the date that the intention to exercise the Call Right is publicly announced, (d) in the case of any other securities, (i) the trading price of such securities on the date of determination if there is material trading of such securities, (ii) the average trading price of the securities over the first five trading days for such securities if (x) such average trading price is 10% higher or lower than the trading price of such securities on the relevant date of determination, or (y) there is no material trading of such securities on the relevant date of determination, or (iii) using an independent third-party valuation firm if there is no material trading of such securities over the first five trading days for such securities, and (e) in the case of assets or securities not listed or admitted for trading on a national securities exchange or included for trading on a national securities market, the amount which an independent, third party, fully financed buyer would be willing to pay in cash for such assets or securities as of such date (determined in good faith by the Managing Member).

“Financing Agreement” means any agreement or instrument involving the financing of $1 million or more.

“GAAP” means U.S. generally accepted accounting principles.

“Gaming Approvals” shall mean any and all approvals, licenses, suitability determinations, and other actions by any Gaming Authority necessary for the ownership, development, construction, financing, management and operation of the Company, CEC, CAC and any of their respective Subsidiaries, assets, businesses and properties.

“Gaming Authorities” shall mean all authorities governing gaming in states, territories, provinces, countries or other jurisdictions in which the Company, CEC, CAC or any of their respective Subsidiaries, assets, businesses and properties currently conduct or in the future may conduct gaming operations or is otherwise subject to its jurisdiction.

“Gaming Law” means all laws, rules, regulations, and orders regulating, permitting or otherwise relating to casinos, lotteries (including video lottery terminal facilities), gaming (including, without limitation, online, social and mobile gaming), gambling and similar activities or industries, and the policies, interpretations and administration thereof by any Gaming Authority.

“Governmental Authority” means any federal, state, local, or foreign government or any court, arbitral tribunal, administrative or regulatory agency, or other governmental authority, agency, or instrumentality.

“Gross Asset Value” means, with respect to any Company property, its adjusted basis for federal income tax purposes, except as set forth below:

(i) The initial Gross Asset Value of any property contributed by a Member to the Company shall be the gross Fair Market Value of such property at the time of such contribution.

(ii) The Gross Asset Value of all of the Company’s property immediately prior to the occurrence of any event described in clauses (a) through (e) below shall be adjusted to equal their respective gross Fair Market Values, as of the following times: (a) the acquisition by a new or existing Member of an interest in the Company in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the retirement of all or a portion of such Member’s interest in the Company, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; (c) the liquidation or dissolution of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); (d) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation or becoming a Member, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; and (e) at such other times as reasonably determined by the Managing Member to be necessary or advisable in order to comply with Regulations §§ 1.704-1(b) and 1.704-2 and be consistent with the economic deal.

(iii) The Gross Asset Value of any Company property distributed to a Member shall be the gross Fair Market Value of such property on the date of distribution as reasonably determined by the Managing Member.

(iv) The Gross Asset Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) If the Gross Asset Value of a Company property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) above, such Gross Asset Value shall be thereafter be adjusted by the Depreciation taken into account with respect to such Company property in computing Net Profit and Net Loss.

“Indemnitee” has the meaning set forth in Section 9.6.

“Initial Agreement” has the meaning set forth in the recitals to the Agreement.

“Internal Rate of Return” means, as of any date of determination, with respect to any Class A Unit, an internal rate of return in respect of a Class A Unit issued on the Issuance Date from the date such portion of the Total Capital Contributions made in respect of a Class A Unit issued on the Issuance Date became Utilized Capital Contributions to the date of determination, without regard to any Tax Distributions made. Notwithstanding the foregoing, as set forth in Section 7.5(e), for the purposes of any calculation of an Internal Rate of Return under Section 7.5, the Total Capital Contributions of CAC shall be deemed to be Utilized Capital Contributions on the Effective Date.

“Investment Company Act” has the meaning set forth in Section 4.1(h).

“IRS” means the U.S. Internal Revenue Service.

“Issuance Date” means October     , 2013.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international Governmental Authority and shall include, for the avoidance of doubt, the Act.

“Liquidation” has the meaning set forth in Section 12.2.

“Liquidation Committee” has the meaning set forth in Section 12.3(a).

“Liquidation Event” has the meaning set forth in Section 12.1(a).

“Liquidity Amount” means, with respect to CEC, as of any date, the aggregate amount of cash or cash-equivalents on CEC’s consolidated balance sheet as assets and the aggregate principal amount, if any, of any revolving credit agreement or similar arrangement of CEC that is undrawn as of such date (provided that such amount is actually drawable), excluding, without duplication:

(i) any cash used to pay all or a portion of the Call Price in connection with any exercise of the Call Right;

(ii) any cash from the Company or its Subsidiaries that is consolidated on CEC’s balance sheet, unless the Call Right is being exercised in respect of all of the Class A Units or, in the case of a partial exercise of the Call Right, the Call Right is being exercised for all of the remaining outstanding Class A Units; provided that each Subsidiary of the Company is treated in the same manner as a Blocked Subsidiary for the purposes of calculating the Liquidity Amount hereunder;

(iii) restricted cash;

(iv) cash from equity proceeds that have been raised for the purposes of funding ongoing development projects;

(v) Cage Cash; and

(vi) cash from Blocked Subsidiaries, other than any cash from a Blocked Subsidiary that is permitted to be dividended or otherwise distributed to CEC or CEOC under the applicable debt financing obligations or agreements.

For the avoidance of doubt, the Liquidity Amount is measured immediately prior to an exercise of the Call Right.

“Liquidity Transaction” has the meaning set forth in Section 12.3(a).

“Losses” means any claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated.

“Management Covered Person” means each current and former officer of the Company, a Subsidiary of the Company or of the Managing Member.

“Management Services Agreement” has the meaning set forth in Section 8.8.

“Managing Member” has the meaning set forth in Section 8.1(a).

“Member” means, as applicable, the Managing Member, the Class A Members and the Class B Members admitted as members of the Company on the date hereof and any Person admitted to the Company as an Additional Member or a Substituted Member pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Member Indemnitors” has the meaning set forth in Section 9.6.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations § 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations § 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (as defined in Regulations § 1.752–1(a)(2)) determined in accordance with Regulations § 1.704–2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations § 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” has the meaning set forth in the recitals to the Agreement.

“Net Debt Leverage Ratio” means, with respect to CEC, as of any date, the ratio of (i) the aggregate notional principal amount of all outstanding debt (assuming for this purpose that the aggregate principal amount of any revolving credit agreement or similar arrangement of CEC is fully drawn as of such date), excluding any debt from the Company or its Subsidiaries that is consolidated on CEC’s balance sheet, unless the Call Right is being exercised in respect of all of the Class A Units or, in the case of a partial exercise of the Call Right, the Call Right is being exercised for all of the remaining outstanding Class A Units, minus the Liquidity Amount of CEC; provided that solely for the purposes of calculating the Net Debt Leverage Ratio, the Liquidity Amount will include all cash from Blocked Subsidiaries, to (ii) the EBITDA for the last four consecutive fiscal quarters of CEC for which financial statements are available (excluding any EBITDA from the Company or its Subsidiaries that is consolidated on CEC’s financial statements (unless the Call Right is being exercised in respect of all of the Class A Units or, in the case of a partial exercise of the Call Right, the Call Right is being exercised for all of the remaining outstanding Class A Units)). For the avoidance of doubt, the Net Debt Leverage Ratio is measured immediately prior to an exercise of the Call Right.

“Net Profit” or “Net Loss,” means, for each taxable year or other period, the taxable income or loss of the Company for such taxable year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit and Net Loss shall increase the amount of such income and/or decrease the amount of such loss;

(ii) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition of Net Profit and Net Loss, shall decrease the amount of such taxable income and/or increase the amount of such loss;

(iii) Gain or loss resulting from any disposition of Company property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Gross Asset Value;

(iv) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such taxable year or other period;

(v) To the extent an adjustment to the adjusted tax basis of any asset included in Company property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations § 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases the basis of the property) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profit and Net Loss;

(vi) If the Gross Asset Value of any Company property is adjusted in accordance with subparagraph (ii) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such property for purposes of computing Net Profit or Net Loss; and

(vii) Notwithstanding any other provision of this definition of Net Profit and Net Loss, any items that are specially allocated pursuant to Section 6.2(b) hereof shall not be taken into account in computing Net Profit or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2(b) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profit and Net Loss.

“Non-Transferring Members” has the meaning set forth in Section 7.2(a).

“Non-Transferring Member Offer” has the meaning set forth in Section 7.2(b).

“Nonrecourse Deductions” has the meaning set forth in Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations §§ 1.704-2(b)(3) and 1.752-1(a)(2).

“Notification” or “Notice” means a writing containing the information required by this Agreement to be communicated to any Person, sent or delivered in accordance with the provisions of Section 15.2 hereof; provided, however, that any written communication containing such information sent to such Person and actually received by such Person will constitute Notification or Notice for all purposes of this Agreement.

“Notice of Exchange” means the Notice of Exchange substantially in the form of Exhibit E attached to this Agreement.

“OFAC Regulations” means the regulations applicable to the Office of Foreign Assets Control of the US Department of the Treasury, codified at 31 C.F.R., Subtitle B, Chapter V, as amended.

“Offer Period” has the meaning set forth in Section 7.2(b).

“Offered Assets” has the meaning set forth in Section 8.6(a).

“Offered Units” has the meaning set forth in Section 7.2(a).

“Officers” has the meaning set forth in Section 8.3.

“Partial Liquidation” has the meaning set forth in Section 12.2.

“Permitted Transferee” means, with respect to any Person, (x) any direct or indirect wholly-owned Subsidiary of such Person, for so long as such Person remains a direct or indirect wholly-owned Subsidiary of the first Person, or (y) any parent entity that wholly owns, or controls, such Person for so long as such parent entity directly or indirectly wholly-owns, such Person.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Planet Hollywood” means the Planet Hollywood Resort and Casino located in Las Vegas, Nevada.

“Proceeding” has the meaning set forth in Section 9.2(a).

“Prohibited Person” means any Person who is a proposed Transferee in connection with a Transfer or other sale of Units or a proposed Additional Member that (a) is generally recognized in the community as being a Person of ill repute or who has or is reasonably believed to have an adverse reputation or character, in either case which is more likely than not to (i) have a material adverse effect on the Company and/or its Subsidiaries, assets, businesses and properties, or any Member or (ii) make such person unsuitable under applicable Gaming Law to hold a gaming license or to be associated with a gaming licensee or otherwise jeopardizes any of the Company’s or any Member’s Gaming Approvals or gaming licenses, assets, businesses or properties; or (b) is a Person that is more likely than not to jeopardize the Company’s or any Member’s ability to hold a gaming license or to be associated with a gaming licensee under any Gaming Laws or laws of any Gaming Authorities or conduct their respective businesses, in each case, as determined by the Managing Member in its discretion.

“Proposal” has the meaning set forth in Section 12.3(c).

“Prospective Buyer” has the meaning set forth in Section 12.3(b).

“Registration Rights Agreement” has the meaning set forth in Section 7.4(d).

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.2(b)(vii).

“Regulatory Event” means the receipt by the Company or any of its Subsidiaries of a communication (whether verbal or in writing) from any Gaming Authority or other action by any Gaming Authority that indicates that such Gaming Authority may (w) fail to license and/or grant any Gaming Approval related to the Company, CEC, CAC or any of their respective Subsidiaries owning, operating or managing any of its existing assets, businesses and properties or any prospective assets, businesses and properties; (x) grant a required gaming or casino license and/or Gaming Approval for any project or investment of the Company, CEC, CAC or any of their respective Subsidiaries, assets, businesses and properties only upon terms and conditions which are reasonably unacceptable to such Person; (y) significantly delay the licensing and/or Gaming Approval of any project or investment of the Company, CEC, CAC or any of their respective Subsidiaries, assets, businesses and properties or impose material fines or penalties; or (z) deny, suspend (for a period in excess of three (3) days), or revoke any existing gaming or casino license and/or Gaming Approval of the Company, CEC, CAC or any of their respective Subsidiaries, assets, businesses and properties whether resulting from any judicial or administrative proceeding, or otherwise.

“Representatives” has the meaning set forth in Section 10.4(b).

“Resale Registration Rights Agreement” has the meaning set forth in Section 7.5(g)(iv).

“Rights Offering” the initial offering of CAC Shares and the transactions related thereto.

“Sale Notice” has the meaning set forth in Section 7.2(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 3(c)(7) Exclusion” has the meaning set forth in Section 4.2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Exchange Date” means the first Business Day of the month that is least 60 calendar days after the receipt by CAC of a Notice of Exchange.

“Sponsors” means Apollo Global Management, LLC and TPG Global, LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substituted Member” has the meaning set forth in Section 3.3.

“Tax Distributions” has the meaning set forth in Section 6.4(a).

“Tax Matters Member” has the meaning set forth in Section 11.4(a).

“Tendered Units” has the meaning set forth in Section 7.4(a).

“Tendering Party” has the meaning set forth in Section 7.4(a).

“Term” means the period from the date of the effectiveness of the Certificate until the date which is eight years six months after the Effective Date unless extended as provided herein.

“Total Capital Contributions” means, with respect to any Unit, an amount equal to the aggregate Capital Contributions made by any Member and any predecessors in interest with respect to such Unit, including without limitation, any initial Capital Contributions and any Additional Capital Contributions.

“Transaction Agreement” means that certain Transaction Agreement, by and among CEC, HIE Holdings, Inc., Harrah’s BC, Inc., PHW Las Vegas, LLC, PHW Manager, LLC, Caesars Baltimore Acquisition Company, LLC, CAC and the Company, dated as of October     , 2013, as amended from time to time in accordance with its terms.

“Transfer” means any direct sale, exchange, transfer, assignment, pledge, encumbrance or other disposition of a Unit.

“Transferee” means the recipient of a Transfer of a Unit.

“Transferor” means the Person Transferring a Unit.

“Transferred” means, with respect to any Unit, effecting a Transfer of such Unit.

“Transferring Member” has the meaning set forth in Section 7.2(a).

“Unit Appraised Value” means, in respect of any Unit, as of any date, the amount that would be distributable in respect of such Unit under Section 12.2 if all of the assets of the

Company had been sold on such date for the Appraised Value thereof and all of the debts and liabilities of the Company were paid and discharged, and the remaining proceeds were distributed to the Members in accordance with Section 12.2.

“Units” means Class A Units and Class B Units.

“Utilized Capital Contributions” means, with respect to any Unit, any Capital Contributions with respect to such Unit which have been invested (other than any investment in cash or cash-equivalents), spent, used to pay fees, expenses or other obligations of the Company or otherwise expended by the Company.

“Withheld Amount” means the amount that the Company is required to reimburse CEC pursuant to Section 2.2(d)(iv)(i) of the Transaction Agreement.

EXHIBIT A-2

CONSTRUCTION

Unless the context requires otherwise: (a) pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) whenever in this Agreement a Person is permitted or required to make a decision or take an action or omit to take an action (x) in its “discretion” or “discretion” or under a similar grant of authority or latitude, or without an express standard, such Person will be entitled to consider such interests and factors, including its own interests, as it desires, and will have no duty or obligation to consider any other interests or factors affecting the Company or any other Person, or (y) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then the Person will comply with such express standard and will not be subject to any other or different standard; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (f) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein. All references to “dollars” and “$” shall refer to United States Dollars.

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EXHIBIT B

ADDENDUM AGREEMENT

This Addendum Agreement is made this      day of                     , 20    , by and between                      (the “Transferee”) and CAESARS GROWTH PARTNERS, LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of the Company dated as of October     , 2013, including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, the Company and the Members have required in the Agreement that in order for any Person to whom Units of the Company are transferred and any other Person acquiring Units to be admitted to the Company as a Member, such Person must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee and the Units to be acquired by the Transferee as are imposed upon the Members under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Units, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring Units subject to the terms and conditions of the Agreement.

2. The Transferee agrees that the Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member unless and until the Transferee is duly admitted in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. The Transferee hereby represents and warrants, with respect to the Transferee, as of the date hereof to the Company and the Members the matters set forth in Section 4.1 of the Agreement.

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4. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

5. The Transferee is acquiring              Units.

6. The Transferee irrevocably makes, constitutes, and appoints the Managing Member of the Company as the Transferee’s true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place, and stead, to make, execute, sign, acknowledge, swear to, record, and file (i) any amendment, modification, supplement, restatement or waiver of any provision of the Agreement that has been approved in accordance with the Agreement and (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of the Agreement which may be necessary or advisable in the determination of the Managing Member to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, the Agreement or to effect or carry out another provision of the Agreement or which may be required by law to be filed on behalf of the Company. With respect to the Transferee, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or bankruptcy of the Transferee and (y) shall survive the Transfer by the Transferee of all or any portion of the Units held by the Transferee.

7. This Addendum Agreement, and all rights and remedies in connection therewith, will be governed by, and construed under, the Laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.

Transferee

Address:

Acknowledged and Agreed:

CAESARS GROWTH PARTNERS, LLC

By:
Name:
Title:

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EXHIBIT C

FORM OF

REGISTRATION RIGHTS AGREEMENT

[See attached]

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EXHIBIT D

FORM OF

RESALE REGISTRATION RIGHTS AGREEMENT

[See attached]

D-1

EXHIBIT E

NOTICE OF EXCHANGE

To:	Caesars Acquisition Company
One Caesars Palace Drive
Las Vegas, NV 89109

The undersigned hereby irrevocably tenders [ — ] Class B Units in Caesars Growth Partners, LLC, a Delaware limited liability company (the “Company”) for a CAC Exchange, in accordance with the terms of, and as defined in, the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October     , 2013, as amended from time to time in accordance with its terms (the “Agreement”), and the rights referred to therein. The undersigned:

(a) undertakes (i) to surrender such Class B Units and any certificate therefor at the closing of the CAC Exchange and (ii) to furnish to CAC, prior to the Specified Exchange Date, the documentation, instruments and information required under Section 7.4 of the Agreement;

(b) directs that the CAC Shares Amount of Class B Common Shares deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i)	the undersigned has, and at the closing of the CAC Exchange will have, good, marketable and unencumbered title to such Class B Units, free and clear of the rights or interests of any other person or entity,

(ii)	the undersigned has, and at the closing of the CAC Exchange will have, the full right, power and authority to tender and surrender such Class B Units as provided herein, and

(iii)	the undersigned has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Class B Units until and unless either (1) such Class B Units are acquired by CAC pursuant to Section 7.4 of the Agreement, or (2) such CAC Exchange transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

E-1

Dated:	Name:

(Signature)

(Street Address)

(City) (State) (Zip Code)

E-2